Exhibit 2.1

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CVENT ATLANTA, LLC

a Delaware limited liability company,

SUMMIT SUB CORP.

a Delaware corporation, and

ON24, INC.

a Delaware corporation

Dated as of December 29, 2025

i

TABLE OF CONTENTS

(CONTINUED)

TABLE OF CONTENTS

(CONTINUED)

EXHIBITS

Exhibit A	DEFINITIONS

1.1	Cross Reference Table	A-1

1.2	Certain Definitions	A-2

Exhibit B	FORM OF VOTING AGREEMENT

Exhibit C	FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 29, 2025, by and among Cvent Atlanta, LLC, a Delaware limited liability company (“Parent”), Summit Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and ON24, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Company’s outstanding capital stock consists of shares of common stock, par value $0.0001 per share (“Company Shares”);

WHEREAS, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each Company Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions of this Agreement and subject to any withholding of Taxes as contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Company and the Company Stockholders, (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (the “Company Recommendation”) and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the commitment of the Financing Sources, dated as of the date hereof, pursuant to which, on the terms and subject to the conditions set forth in the Equity Commitment Letter, the Financing Sources have agreed directly or indirectly to contribute capital to Parent;

WHEREAS, as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the Company and each of Lynrock Lake Master Fund LP, Sharat Sharan and Indaba Capital Management, L.P., in each of their capacities as a stockholder of the Company, have simultaneously herewith entered into a Voting Agreement with Parent, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”);

WHEREAS, the board of directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated herein; and

WHEREAS, the board of directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

THE MERGER

1.1 Shares of Merger Sub. Merger Sub is a corporation incorporated under the Laws of the State of Delaware and is a constituent company in the Merger. Parent beneficially owns 100% of the outstanding capital stock of Merger Sub.

1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation in the Merger and as a wholly owned Subsidiary of Parent.

1.3 Closing. The closing of the Merger (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts) on a date and time to be agreed upon by the parties hereto, but in any event no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), unless another date or time is mutually agreed upon in writing by the parties hereto.

1.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

1.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.6 Certificate of Incorporation and Bylaws. At the Effective Time, the parties shall take all necessary actions so that, at or immediately prior to the Effective Time, (a) the certificate of incorporation of the Company shall, by virtue of the Merger, and subject to Section 4.9, be amended and restated in its entirety to read as set forth in Exhibit C to this Agreement, until thereafter modified, changed or amended as provided therein or by applicable Law, and (b) subject to Section 4.9, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter modified, changed or amended as provided therein or by applicable Law.

1.7 Directors and Officers of the Surviving Corporation. The Company shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the only directors of the Surviving Corporation immediately after the Effective Time, each such director to hold office until the earlier of his or her resignation or removal or his or her successor is duly elected and qualifies. The officers of the Company immediately prior to the Effective Time shall remain in office as the officers of the Surviving Corporation immediately following the Effective Time, each such officer to hold office until the earlier of his or her resignation or removal.

1.8 Treatment of Company Shares, Company Equity Awards and Merger Sub Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares thereof:

(i) each Company Share held as of immediately prior to the Effective Time by Parent, Merger Sub, any direct or indirect wholly-owned Subsidiary of the Company or Parent or by the Company as treasury shares (collectively, with the Dissenting Shares, the “Excluded Shares”), shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.8(b), Section 1.8(c), and Section 1.14, each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall automatically be canceled and converted into the right to receive the Per Share Price, without interest and net of applicable withholding taxes (the “Merger Consideration”), in accordance with the provisions of Section 1.10;

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only issued and outstanding share of common stock of the Surviving Corporation, which share shall be held by Parent.

(b) As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any further action on the part of any holders of such Company equity awards:

(i) All vested Company Options outstanding and unexercised as of immediately prior to the Effective Time shall automatically be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay each former holder of any such canceled vested Company Option at the Effective Time or as soon as practicable thereafter (but in no event later than the first regularly scheduled payroll date of the Surviving Corporation occurring on or after the fifth (5th) Business Day after the Effective Time), in consideration of the cancelation of such vested Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.11), equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such canceled Company Option; and (y) the number of Company Shares underlying such canceled Company Option, with such resulting amount rounded down to the nearest whole cent; provided, however, that if the exercise price per share of any such vested Company Option is equal to or greater than the Merger Consideration, such vested Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(ii) All unvested Company Options outstanding as of immediately prior to the Effective Time shall automatically be canceled, with each former holder of any such canceled unvested Company Option becoming entitled to receive a restricted cash award (an “Option Restricted Cash Award”) representing the right to receive an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.11), equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such canceled unvested Company Option; and (y) the number of Company Shares underlying such canceled unvested Company Option, with such resulting amount rounded down to the nearest whole cent, with payment of such amount subject to the same terms and conditions (including as to vesting, forfeiture and employment termination protection) as applied to the corresponding canceled unvested Company Option as of immediately prior to the Effective Time. Any payments made in respect of each Option Restricted Cash Award will be paid through the payroll of the Surviving Corporation promptly, and in any event no later than the first regularly scheduled payroll date occurring on or after the thirtieth (30th) calendar day following the date on which the Option Restricted Cash Award (or portion thereof) vests. Notwithstanding the foregoing, if the exercise price per share of any such unvested Company Option is equal to or greater than the Merger Consideration, such unvested Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(iii) All vested Company RSUs (including after application of any accelerated vesting that occurs pursuant to the terms of any agreement governing a Company RSU, and with the achievement of any performance vesting goals applicable to any Company RSU being determined in accordance with the terms of the applicable agreement governing such Company RSU) outstanding as of immediately prior to the Effective Time shall automatically be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such canceled vested Company RSU, at the Effective Time or as soon as practicable thereafter (but in no event later than the first regularly scheduled payroll date of the Surviving Corporation occurring on or after the fifth (5th) Business Day after the Effective Time), in consideration of the cancelation of such vested Company RSU, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.11) equal to the product of (x) the Merger Consideration and (y) the number of Company Shares subject to such Company RSU, with such resulting amount rounded down to the nearest whole cent.

(iv) All unvested Company RSUs outstanding as of immediately prior to the Effective Time shall automatically be canceled, with each former holder of any such canceled unvested Company RSU becoming entitled to receive a restricted cash award (an “RSU Restricted Cash Award”) representing the right to receive an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.11) equal to the product of (x) the Merger Consideration and (y) the number of Company Shares subject to such unvested Company RSU, with such resulting amount rounded down to the nearest whole cent, with payment of such amount subject to the same terms and conditions (including as to vesting, forfeiture acceleration and employment termination protection, but excluding, for the avoidance of doubt, any performance conditions) as applied to the corresponding canceled unvested Company RSU as of immediately prior to the Effective Time. Any payments made in respect of each RSU Restricted Cash Award will be paid through the payroll of the Surviving Corporation promptly, and in any event no later than the first regularly scheduled payroll date occurring on or after the thirtieth (30th) calendar day, following the date on which the RSU Restricted Cash Award (or portion thereof) vests.

(v) All payments provided for under this Section 1.8(b) are intended to be paid in compliance with Section 409A of the Code, including Treasury Regulation 1.409A-3(i)(5)(iv)(A) to the extent applicable. All payments made pursuant to this Section 1.8(b) to holders of Company Options and/or Company RSUs who are located outside the United States shall be calculated in U.S. dollars and converted to local currency based on the exchange rate determined by the U.S. Federal Reserve as of the Effective Time.

(vi) At or prior to the Effective Time, the Company, the Company shall take all actions that are necessary (under the Company Equity Plans and award agreements pursuant to which Company Options and Company RSUs are outstanding, as applicable) to effectuate the provisions of this Section 1.8(b), and terminate each of the Company Equity Plans as of the Effective Time, including, in each case, obtaining board or committee consents. The Company shall provide Parent with documentation evidencing the termination of the Company Equity Plans (the form and substance of such documentation shall be subject to Parent’s reasonable review and comment) no later than the Business Day preceding the Effective Time.

(c) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

1.9 Closing of Company Transfer Books. At the Effective Time, (a)(i) each certificate formerly representing any Company Share (“Company Share Certificate”) (other than an Excluded Share) and (ii) each uncertificated Company Share (“Book-Entry Share”) formerly representing any Company Share (other than any Excluded Share) shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive the applicable portion of Merger Consideration as contemplated by Section 1.8, and all holders of Company Share Certificates or Book-Entry Shares shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any Company Shares outstanding immediately prior to the Effective Time is presented to the Paying Agent, to the Surviving Corporation or to Parent, such Company Share Certificate shall be cancelled and shall be exchanged as provided in this Article I.

1.10 Payment Fund; Surrender of Certificates

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as agent in the Merger (the “Paying Agent”). At the Effective Time or as promptly as practicable thereafter (but in no event later than 9:00 a.m., New York City time, on the Business Day following the Effective Time), Parent shall deposit with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.8; provided, that the Company shall, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Merger Consideration from the cash of the Company or any of its Subsidiaries as specified in such request. The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.” The Paying Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Within five (5) Business Days after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Share Certificates or Book-Entry Shares immediately prior to the Effective Time (other than to holders of Excluded Shares to the extent such holders do not also hold Company Shares that are not Excluded Shares) (i) a letter of transmittal in customary form reasonably acceptable to the Company and Parent; and (ii) instructions for use in effecting the surrender of Company Share Certificates or Book-Entry Shares in exchange for Merger Consideration. Upon surrender of a Company Share Certificate to the Paying Agent for exchange, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer to the Paying Agent as the Paying Agent may reasonably request) in the case of such Book-Entry Shares, together with a duly completed and validly executed letter of transmittal or, in each case, such other documents as may be reasonably required by the Paying Agent or Parent (A) the holder of such Company Share Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration; and (B) the Company Share Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.10(b), each Company Share Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.8. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Company Share Certificate or Book-Entry Share. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the Company Shares previously represented by such Company Share Certificate, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Share Certificate. Upon the making of such affidavit and delivering such bond, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Company Share Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Company Share Certificate as contemplated under this Article I.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Stock Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Company Stock Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) Any portion of the Payment Fund that remains unclaimed or undistributed to holders of Company Share Certificates or Book-Entry Shares as of the date that is one (1) year after the Closing Date shall be delivered to the Surviving Corporation upon demand, and any holders of Company Share Certificates (other than with respect to any Excluded Shares) who have not theretofore surrendered their Company Share Certificates or Book-Entry Shares in accordance with this Section 1.10 prior to that time shall thereafter look only to the Surviving Corporation for satisfaction of their claims for the Merger Consideration pursuant to this Section 1.10. Any amounts remaining unclaimed by holders of Company Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Share Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.11 Withholding Rights. Each of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent (as applicable), and their respective Affiliates and agents, shall be entitled to deduct or withhold such amounts as required under applicable Law from the amounts payable under this Agreement in accordance with the Code and any other applicable Law. Any such withheld or deducted amount timely paid over to the appropriate Governmental Body shall be treated as though such amount had been paid to the Person in respect of whom such withholding was required.

1.12 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing with respect thereto and who has (or for which the “beneficial owner” (as defined, for purposes of this Section 1.12, in Section 262(a) of the DGCL has) properly made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder (and, to the extent applicable, the “beneficial owner”) effectively withdraws or fails to perfect or otherwise loses such holder’s (and, to the extent applicable, the “beneficial owner’s”) appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.8, but shall be entitled only to such rights as are granted by the DGCL to a holder or beneficial owner of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder or beneficial owner of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 1.8, without interest thereon, upon surrender of the Company Share Certificate representing such shares or transfer of such Book-Entry Share, as the case may be, in accordance with Section 1.10.

(c) The Company shall give Parent (i) prompt (and in any event within three Business Days) written notice of, and, if applicable, copies of, (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) to the extent permitted by applicable Law, the opportunity to direct and control all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings or deductions required by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL).

1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take and shall take such action.

1.14 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of Company Shares issued and outstanding prior to the Effective Time, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Merger Consideration, as applicable, shall be equitably adjusted to reflect such change; provided, that nothing in this Section 1.14 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the publicly available Company SEC Documents furnished or filed on or after December 31, 2023 and not less than two (2) Business Days prior to the date of this Agreement (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are non-specific, cautionary, predictive or forward-looking in nature) to the extent that the applicable disclosure in such publicly available Company SEC Documents is such that its relevance to a representation or warranty contained in this Article II is reasonably apparent on the face of such disclosure; provided that this clause (a) shall not be applicable to Section 2.1 (Organization and Corporate Power), Section 2.2 (Authorization; Valid and Binding Agreement); Section 2.3(f) (Capital Stock), Section 2.9(a) (Absence of Certain Changes), Section 2.21 (Brokerage), Section 2.24 (Requisite Stockholder Approval) and Section 2.25 (Opinion) or (b) the confidential disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) to the extent it makes reference to the particular Section or subsection of this Agreement to which exception is being taken (or to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to another Section or subsection of this Agreement), the Company represents and warrants to Parent as follows:

2.1 Organization and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of the Company is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of the Company and its Subsidiaries has all Permits, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company, as in effect as of the date of this Agreement, have been heretofore made available to Parent. The Company is not in violation of its certificate of incorporation and bylaws in any material respect, as in effect as of the date of this Agreement.

2.2 Authorization; Valid and Binding Agreement. Subject to receiving the Requisite Stockholder Approval, and assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 3.9, the execution, delivery and performance of this Agreement by the Company and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company, and no other corporate approvals on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”).

2.3 Capital Stock.

(a) The authorized capital stock of the Company consists of 500,000,000 Company Shares and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which, as of December 26, 2025 (the “Measurement Date”), (i) 42,462,682 Company Shares and no shares of preferred stock were issued and outstanding, (ii) 4,310,842 Company Shares were subject to outstanding Company Options, (iii) 5,567,646 Company Shares were subject to outstanding Company RSUs (assuming, with respect to Company RSUs that are subject to performance-based vesting conditions, achievement of each of the applicable performance metrics at the target level, with up to an additional 2,083,130 Company Shares issuable upon achievement of each of the applicable performance metrics at the maximum level), (iv) 2,176,433 Company Shares were reserved for future awards under the Company Equity Plans, (v) a maximum of 54,595 Company Shares could be delivered pursuant to the Company ESPP upon exercise of the outstanding Company ESPP Purchase Rights, based on the closing price of a Company Share at the beginning of the current Offering Period (as defined in the Company ESPP) and Company ESPP participants’ elections as of the Measurement Date, and (vi) 2,417,767 Company Shares were reserved for issuance under the Company ESPP.

(b) Section 2.3(b) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Company Shares, Company ESPP Purchase Rights, Company Options and Company RSUs, including, (i) the name (or employee identification number), (ii) the Company Equity Plan under which the Company Option or Company RSU was granted, (iii) the number of Company Shares issued or issuable thereunder (and, if applicable, assuming achievement of the applicable performance metrics at the target level and at the maximum level), (iv) the expiration date for the Company Options, (v) the exercise price (if any), (vi) with respect to each Company Option and Company RSU, the vesting terms, identifying those subject to arrangements providing for accelerated vesting provisions, and (vii) with respect to a Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. As of the Measurement Date, other than the Company Options, Company RSUs and Company ESPP Purchase Rights, there were no other equity or equity-based awards outstanding, with respect to each Company Option and Company RSU award, the number of Company Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and the Company has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Company Shares were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities. Except as set forth in Section 2.3(b) of the Company Disclosure Letter, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth in Section 2.3(b) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Company Stockholders may vote.

(d) All of the outstanding Company Options and Company RSUs have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(e) Except as set forth on Section 2.3(e) of the Company Disclosure Letter, there are no stockholder agreements or voting trusts or other agreements or understandings to which the Company is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of the Company. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of the Company are held by any Subsidiary of the Company.

(f) There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, a party to, or otherwise bound.

(g) No Company Shares are held by any direct or indirect Subsidiary of the Company.

2.4 Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens). Except as set forth in Section 2.4 of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of any of the Company’s Subsidiaries, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the any of the Company’s Subsidiaries, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company or any of the Company’s Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the any of the Company’s Subsidiaries, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the any of the Company’s Subsidiaries or (v) bonds, debentures, notes or other Indebtedness of the any of the Company’s Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Company Stockholders may vote.

2.5 No Breach. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not (a) conflict with or violate the Company’s or any of its Subsidiaries’ Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 2.6 have been obtained and all filings and obligations described in Section 2.6 have been made, conflict with or violate any Law, Privacy Requirement or Order to which the Company, its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party under, the provisions of any Company Material Contract.

2.6 Consents, etc. Except as may be required by (a) the HSR Act and antitrust and competition Laws of other jurisdictions, (b), the DPA, (c) the Exchange Act, (d) the Securities Act, (e) U.S. state securities Laws, (f) NYSE, and (g) the DGCL, in each case, which requirements have or will be made in connection with the transactions contemplated hereby, (i) none of the Company or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.7 SEC Reports; Disclosure Controls and Procedures.

(a) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by the Company since February 3, 2021 (the “Company SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. No Subsidiary of the Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its consolidated Subsidiaries contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments which are not material, individually or in the aggregate); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with the authorization of management and directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Since January 1, 2023, none of the Company, the Company’s independent accountants, the Company Board or its audit committee has received any oral or written notification of any (A) “material weakness” in the internal control over financial reporting of the Company, or (B) Fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal control over financial reporting of the Company. Since January 1, 2023, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by the Company or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of the Company.

(f) The Company is in material compliance with the applicable listing and corporate governance rules and regulations of NYSE.

2.8 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of September 30, 2025, included in the Form 10-Q of the Company filed with the SEC on November 10, 2025, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, or (c) as set forth in Section 2.8 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case, required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance therewith (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

2.9 Absence of Certain Developments.

(a) Since December 31, 2024, there has not been any Company Material Adverse Effect.

(b) Except as expressly contemplated by this Agreement, since September 30, 2025, each of the Company and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business consistent with past practices and none of the Company or its Subsidiaries have undertaken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to clauses (i), (ii), (iv), (v), (viii), (xii), (xiv) and, solely it relates to the foregoing, (xxiii) of Section 4.1.

2.10 Title to Properties.

(a) The Company and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Company Material Adverse Effect. To the Company’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) Neither the Company nor its Subsidiaries own any real property. The real property described in Section 2.10(b) of the Company Disclosure Letter (the “Company Real Property”) constitutes all of the real property used, occupied, leased or subleased by the Company or its Subsidiaries, together with a description of the agreements pursuant to which the Company Real Property is leased or subleased (the “Company Real Property Leases”). The Company Real Property Leases are in full force and effect and are valid, binding and enforceable against the Company and its Subsidiaries (to the extent party thereto) and, to the Company’s knowledge, each other party thereto. The Company or one of its Subsidiaries holds a valid and existing leasehold interest in the Company Real Property under each such applicable Company Real Property Lease free and clear of all Liens, other than Permitted Liens. Neither the Company nor, to the Company’s knowledge, any other party to the applicable Company Real Property Leases is in default in any material respect under any of such Company Real Property Leases. No event has occurred which would result in a default by the Company in any material respect under the Company Real Property Leases, and, to the Company’s knowledge, no event has occurred which would result in a default by any party other than the Company in any material respect under the Company Real Property leases. Neither the Company nor any of its Subsidiaries have leased, subleased or otherwise granted any Person the right to use or occupy the Company Real Property or any material portion thereof and neither the Company nor any of its Subsidiaries is party to any agreement, option, right of first refusal, right of first offer or other similar agreement to purchase any real property or the Company Real Property (or any interest therein). To the knowledge of the Company, all buildings, structures, improvements, and fixtures located on the Company Real Property, including all mechanical, electrical and other systems, have been maintained in accordance with normal industry practice, are in good operating condition and repair in all material respects. The Company has made available to Parent a true and correct copy of all Company Real Property Leases.

2.11 Tax Matters.

(a) (i) The Company and its Subsidiaries have timely filed or caused to be filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) the Company and its Subsidiaries have paid all Taxes due and payable (whether or not shown on any such Tax Returns) and, (iv) as of the Company Balance Sheet Date, any Liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable has been provided for in the financial statements of the Company in accordance with applicable accounting practices and procedures. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns of a particular type that such Person is or may be subject to taxation of such type by that jurisdiction. There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other Person, and has complied with corresponding reporting and record keeping requirements in all material respects. Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth on Section 2.11(c) of the Company Disclosure Letter, no material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted or have been threatened in writing with respect to the Company or any of its Subsidiaries. No deficiencies or adjustments for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing.

(d) (i) There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any income or other material Tax or file any income or other material Tax Return, other than a request for an automatic extension made in the ordinary course of business, and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which was the Company) or (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes), or as a matter of applicable Law.

(f) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Except as set forth on Section 2.11(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the Closing Date; (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Tax Law); or (vi) the application of Section 965 of the Code.

(h) Neither the Company nor any of its Subsidiaries has (i) deferred payment of payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act or any similar applicable federal, state or local Law which such Taxes have not been paid in full, or (ii) taken, claimed, or applied for an employee retention tax credit or loan under the Paycheck Protection Program administered by the United States Small Business Administration.

(i) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company and each of its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Bodies, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations in all material respects.

(k) The Company and each of its Subsidiaries has complied in all material respects with all applicable escheat and unclaimed property Laws.

(l) Except where otherwise would not be material, neither the Company nor any of its Subsidiaries has any permanent establishment (within the meaning of any applicable income Tax treaty) or otherwise has any office or fixed place of business in, or is tax resident in, any country other than the country in which it is organized. The Company and each of its Subsidiaries is in material compliance with applicable transfer pricing laws and regulations, including conducting intercompany transactions on arms’ length terms in material compliance with Section 482 of the Code and the Treasury Regulations thereunder and any similar provision of state, local or non-U.S. Law.

2.12 Contracts and Commitments.

(a) Except (x) for this Agreement, (y) as set forth in Section 2.12(a) of the Company Disclosure Letter, or (z) for Non-Scheduled Contracts, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any (each, a “Company Material Contract” and, collectively, the “Company Material Contracts”):

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iii) Contract establishing any joint ventures, or material partnerships or similar arrangements;

(iv) Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries or, to the knowledge of the Company, Affiliates, to compete in any line of business or to conduct business with any Person or in any geographical area, or (B) Contracts which are material to the Company which obligate the Company or any of its Subsidiaries or, to the knowledge of the Company,

Affiliates, to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party; or (C) Contract that constitutes a Company Material Contract pursuant to clauses (viii), (x) or (xi) below containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions;

(v) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness of $250,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(vi) Contract providing for any guaranty by the Company or any of its Subsidiaries of third-party obligations (under which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement) of $250,000 or more, other than any guaranty by the Company of any of its Subsidiaries’ obligations;

(vii) Contract between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(viii) Contract under which the Company and the Company’s Subsidiaries are expected to make annual expenditures in excess of $500,000 or receive annual revenues in excess of $750,000 during the current or a subsequent fiscal year;

(ix) Contract pursuant to which any license or other rights in or to Intellectual Property is granted to or by the Company or any of its Subsidiaries, other than (A) non-exclusive licenses for commercially available “off-the-shelf” Software with annual or one-time fees of less than $500,000, (B) licenses of Open Source Software, (C) non-exclusive licenses of Intellectual Property granted or received that are incidental to the subject matter of the agreement or in connection with products or services provided to or received by Company or any of its Subsidiaries, (D) intercompany licenses granted to or received by and among Company and any of its Subsidiaries and (E) non-exclusive licenses granted to customers in the ordinary course of business; or

(x) with any customer of the Company or any of its Subsidiaries who, in the twelve month period ended September 30, 2025, was one of the twenty (20) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(xi) with any vendor of the Company or any of its Subsidiaries who, in the twelve month period ended September 30, 2025, was one of the twenty (20) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(xii) Contract relating to the disposition to a third party, or acquisition from a third party, of material equity or assets by the Company or any of its Subsidiaries outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;

(xiii) that is an agreement in settlement of a pending, threatened or actual Action, that imposes material obligations on the Company or any of its Subsidiaries as of the date hereof;

(xiv) (A) any state or local Government Contract requiring aggregate payments by or to the Company in excess of $50,000 for the twelve month period ended September 30, 2025 and (B) any federal Government Contract;

(xv) is with an affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act; and

(xvi) Contract to enter into any Contract of the type described in the foregoing clauses (i) through (xv).

(b) Prior to the date hereof, the Company has made available to Parent a true and correct copy of all written Company Material Contracts and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company is not in default under any Company Material Contract, and (ii) to the Company’s knowledge, the parties other than the Company or any of its Subsidiaries to each of the Company Material Contracts is not in default thereunder. Each Company Material Contract is legal and in full force and effect and is valid, binding and enforceable against the Company and its Subsidiaries (to the extent party thereto) and, to the Company’s knowledge, each other party thereto. No party to any Company Material Contract has given any written notice, or to the knowledge of the Company, any notice (whether or not written) of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

2.13 Intellectual Property.

(a) All of the issued patents and pending patent applications, domain names, registered trademarks and service marks, and registered copyrights, and applications for any of the foregoing, that are currently owned or purported to be owned by the Company or any of its Subsidiaries (collectively, “Company Registered Intellectual Property”) are set forth in Section 2.13 of the Company Disclosure Letter. Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable.

(b) Except as set forth in Section 2.13 of the Company Disclosure Letter, the Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to each item of the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”) free and clear of all Liens other than Permitted Liens. Except as set forth in Section 2.13 of the Company Disclosure Letter, to the knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any material Company Intellectual Property. Except as set forth in Section 2.13 of the Company Disclosure Letter, no Person has provided written notice of an Action or, threatened an Action in writing, challenging the ownership, validity or scope of any Company Intellectual Property, and no item of any such Company Intellectual Property is the subject of any outstanding Order enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which the Company has received written notice.

(c) Except as set forth in Section 2.13 of the Company Disclosure Letter, the Company and its Subsidiaries, their products and the business of the Company and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person, in any material respect, and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Except as set forth in Section 2.13 of the Company Disclosure Letter, the Company and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that the Company or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending Action alleging any such infringement, misappropriation, dilution or violation.

(d) The Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Company Intellectual Property. All employees, contractors and consultants who have created Intellectual Property that is material to the conduct of the business of the Company or a Subsidiary as currently conducted have assigned to one or more of the Company or its Subsidiaries all of their rights therein, to the full extent permitted by Law, and to the extent such rights would not automatically vest with the Company or one of its Subsidiaries, by operation of Law.

(e) None of the Company or any of its Subsidiaries has disclosed or otherwise made available, or has any obligation (with or without the passage of time or giving of notice) to disclose or otherwise make available, to any Person any source code of any material Software owned or purported to be owned by the Company or any of its Subsidiaries, other than to a Person who was, as of the date of the disclosure or delivery, an employee, contractor or consultant of the Company or any of its Subsidiaries and bound by written confidentiality agreements with respect thereto.

(f) The Company has not received any written notice that it or any of its Subsidiaries is not in compliance with any Open Source Software license that requires any license, disclosure or public distribution of source code of any such Software or prohibits or limits the fees or other consideration that the Company or any of its Subsidiaries may charge to licensees or other users of any such Software.

2.14 Data Privacy.

(a) The Company and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding the security, privacy, and use of Personal Data that are designed to protect Personal Data from unauthorized access, use or disclosure, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, are, and since January 1, 2023 have been, in compliance with (A) the Company’s published and written policies, governing the security, privacy, and use of Personal Data, as applicable, and (B) applicable Laws and all industry or self-regulatory standards governing data privacy and data security, to the extent binding upon the Company or its Subsidiaries (“Privacy Requirements”).

(b) To the Company’s knowledge, since January 1, 2023, none of the Company or any of its Subsidiaries has experienced any breach, unauthorized access to or use of, acquisition, theft, destruction, compromise or other cybersecurity incident involving any trade secrets or Personal Data, which, individually or in the aggregate, has had a Company Material Adverse Effect.

(c) To the Company’s knowledge, since January 1, 2023, none of the Company or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its collection, processing, protection, storage, use, disclosure, or transfer of Personal Data.

(d) To the Company’s knowledge, since January 1, 2023, none of the Company or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental or regulatory authority or entity, or any data subject, alleging that the Company’s or its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data are in violation of any applicable Privacy Requirements governing data privacy and data security.

(e) Except as set forth on Section 2.14(e) of the Company Disclosure Letter, The Company Systems are sufficient and operate and perform in all material respects in accordance with their documentation and specifications for the Company’s and its Subsidiaries’ current operations and to the Company’s knowledge, there are no malware, viruses, or unremediated high-risk or critical vulnerabilities in the Company Systems. Since January 1, 2023, there have been no failures, breakdowns, crashes or other substandard performance affecting the Company Systems that have caused any material disruption to the operation of the business of the Company and its Subsidiaries that have not been remediated in all material respects.

2.15 Litigation. Except as set forth on Section 2.15 of the Company Disclosure Letter, there are, and since January 1, 2023 there have been, no Actions pending, nor, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and the Company and its Subsidiaries are not subject to or in violation of any outstanding Order of any court or Governmental Body in each case, that would, individually or in the aggregate, have a Company Material Adverse Effect.

2.16 Insurance. Section 2.16 of the Company Disclosure Letter lists each material insurance policy maintained by the Company or any of its Subsidiaries or under which the Company is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are, and since the date of issuance have been, in full force and effect and, except as set forth on Section 2.16 of the Company Disclosure, shall continue in effect until the Closing Date. Such insurance policies are sufficient to provide insurance in such amounts and against such risks typical to the operation of the Company’s or its Subsidiaries’ business for the industry in which it operates. The Company is not in breach or default with respect to its obligations under any such insurance policies and, there is no written threatened termination of, or written threatened premium increase with respect to, any of such policies, other than in connection with the Company’s annual renewal process.

2.17 Employee Benefit Plans.

(a) Section 2.17(a) of the Company Disclosure Letter lists all material Company Plans other than (i) any employment offer letter or other employment Contract that is terminable “at-will” or following a notice period not longer than any notice period imposed by applicable Law and does not provide for severance payments or benefits, or retention, change of control, or transaction bonuses, (ii) statutory severance payments or advance notice of termination periods required under applicable Law and (iii) Company Plans that otherwise do not provide for benefits in excess of those required to be provided by statute.

(b) With respect to each material Company Plan, the Company has made available to Parent true and complete copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents and insurance contracts; (iv) a copy of the most recent financial statements for the plan (in audited form where required by ERISA) and, where applicable, Annual Report/Returns (Forms 5500s) with disclosure schedules, if any, and attachments for the most recent year for which such Annual Report/Return (Form 5500) is available; (v) the most recent determination or opinion letter; (vi) a copy of all material, non-routine written correspondence with any Governmental Body relating to a plan received or sent within the last three (3) years; and (vii) written results of any required compliance and nondiscrimination testing for the most recent plan year. The Company has made available to Parent true and correct copies of the following: (A) the standard agreements evidencing Company Options and Company RSUs, and (B) each agreement evidencing a Company Option or Company RSU that does not conform in all material respects to the standard agreement.

(c) Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Company Plan is so qualified, and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Company Plan.

(d) Each Company Plan complies in form and has been administered, maintained and operated in all material respects in compliance with the requirements of the Code, ERISA, other applicable Law and the terms of the Company Plan. Except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been made or, to the extent not required to be made on or before the date of this Agreement, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) with respect to each Company Plan, there are no Actions, audits, suits or claims pending or, to the Company’s knowledge, threatened, other than routine claims for benefits.

(e) Neither the Company nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored or contributed to, or has or has had any Liability or obligation in respect of any Company Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as set forth on Section 2.17(e) of the Company Disclosure Letter, none of the Company Plans obligates the Company or its Subsidiaries to provide a current or former employee or other service provider of the Company or any of its Subsidiaries (each, a “Service Provider”) (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than (A) as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law (the full cost of which is borne by the service provider), or (B) as coverage through the end of the month of termination of employment.

(f) Except as otherwise contemplated by this Agreement or as set forth on Section 2.17(f) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any material payment becoming due from the Company or any of its Subsidiaries to any current or former Service Provider, including any severance payment, (ii) increase or otherwise enhance any benefits or compensation to any Service Provider or under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any amounts, payments or benefits under any Company Plan, (iv) require the Company or its Subsidiaries to set aside any assets to fund any benefits under a Company Plan or result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person, or (v) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law).

(g) Each Company Plan has complied in all material respects with Section 409A of the Code, to the extent applicable. The Company has no obligation to pay any gross-up in respect of any Tax under Section 4999 of the Code or Section 409A of the Code.

(h) Except as set forth on Section 2.17(h) of the Company Disclosure Letter, with respect to each Company Plan that is a Non-U.S. Plan, each such Non-U.S. Plan (i) required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body, (ii) if intended to qualify for special Tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to materially adversely affect the special Tax treatment with respect to such Non-U.S. Plan, and (iii) each Non-U.S. Plan that is required under applicable Law to be funded and/or book reserved is funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions. No Company Plan that is a Non-U.S. Plan is a defined benefit pension plan.

2.18 Compliance with Law; Permits.

(a) Section 2.18 of the Company Disclosure Letter sets forth all material Permits held by the Company and each of its Subsidiaries which are required to operate their respective businesses as they are being conducted as of the date of this Agreement, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect, and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither the Company nor any of its Subsidiaries is, or since January 1, 2023, has been, in material violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties.

(b) None of the Company, any of its Subsidiaries, any of their respective directors, officers, nor, to the knowledge of the Company, employees or agents (in each case, acting on behalf of the Company or any of its Subsidiaries) (i) has since April 24, 2019 participated in any transaction or dealing with, involving, or for the benefit of any Sanctioned Person or Sanctioned Country or otherwise in violation of Sanctions or (ii) has in the last five years taken any action in furtherance of any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, to influence official action or secure an improper business advantage or otherwise in violation of any Anti-Corruption Laws, or (iii) is a Sanctioned Person; or (iv) has in the last five years (A) received any written notice or other communication from any Governmental Body regarding any actual, potential, or alleged violation of, or failure to comply with, any Sanctions or Anti-Corruption Laws, or (B) has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any actual, potential, or alleged violation or liability arising under or relating to any Sanctions or Anti-Corruption Laws.

(c) The Company maintains policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

2.19 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws;

(b) each of the Company and its Subsidiaries holds, and is and has been in compliance with, all Permits required under applicable Environmental Laws to operate its business at the Company Real Property as presently conducted;

(c) none of the Company or any of its Subsidiaries has received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities (including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) under Environmental Laws;

(d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored, or exposed to any Person, by the Company or its Subsidiaries (or any other Person to the extent giving rise to Liability for the Company or its Subsidiaries) or on, under or about any of the real property occupied or used by the Company or its Subsidiaries. None of the Company or its Subsidiaries has disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Company Real Property, so as to give rise to Liability (including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) under CERCLA or any other Environmental Laws; and

(e) to the Company’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property (including any currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries) for which the Company or any of its Subsidiaries has, or may have, Liability.

2.20 Employment and Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(i) the Company is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of the Company in existence or in negotiation;

(ii) no employees of the Company are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions);

(iii) the Company has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years;

(iv) the Company will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(v) except as set forth on Section 2.20 of the Company Disclosure Letter, to the Company’s knowledge, (i) there are, and for the past three (3) years there have been no Actions or any material disputes filed, pending or threatened (A) between the Company and any of its employees or independent contractors or (B) by or before any Governmental Body affecting the Company concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of the Company or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of the Company, and, for the past three (3) years, the Company has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation.

(b) The Company is, and for the past three (3) years has been, in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law (collectively, “WARN”).

(c) There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the three (3) years prior to the Closing Date and the Company has no liability pursuant to WARN which remains unsatisfied.

(d) As of the date of this Agreement, to the Company’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to the Company or any of its Subsidiaries to terminate employment with the Company or any of its Subsidiaries within the next twelve (12) months.

2.21 Brokerage. Other than Goldman Sachs & Co. LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Parent a true and correct copy of all Contracts entitling any Person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Company, together with all amendments, waivers or other changes thereto.

2.22 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first disseminated to Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent that is included or incorporated by reference in the Proxy Statement.

2.23 Board Approval.

(a) The Company Board, by resolutions duly adopted by a unanimous vote of all of the members of the Company Board at a meeting duly called and held, has duly (i) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) resolved to recommend that the holders of Company Shares adopt this Agreement in accordance with the DGCL, and (iv) directed that the adoption of this Agreement be submitted for consideration by the holders of Company Shares at a meeting thereof, which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any provision of the certificate of incorporation of the Company are inapplicable to the execution, delivery and performance of this Agreement, the Voting Agreements and any of the transactions and other agreements contemplated hereby. No Takeover Law applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the transactions or other agreements contemplated hereby and no Takeover Law would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Voting Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Voting Agreements or the Certificate of Merger.

2.24 Requisite Stockholder Approval. The adoption of this Agreement by affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Company Shares entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Company’s certificate of incorporation or its bylaws to adopt this Agreement and consummate the Merger.

2.25 Opinion. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be subsequently confirmed by delivery of a written opinion, that as of the date of such opinion, and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Shares pursuant to this Agreement is fair from a financial point of view to such holders.

2.26 Related Party Transaction. Neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.

2.27 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II, OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES OR CONDITIONS (FINANCIAL OR OTHERWISE), IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE II, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO PARENT OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO (i) ANY PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES AND CERTAIN BUSINESS PLAN INFORMATION OF THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS); OR (ii) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY AND ITS SUBSIDIARIES, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, THE COMPANY HEREBY ACKNOWLEDGES THAT NEITHER PARENT, MERGER SUB, NOR ANY OTHER PERSON, MAKES OR HAS MADE OR IS MAKING ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MARGER SUB, OR ANY OF THEIR SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS OR OPERATIONS, INCLUDING WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR ANY INFORMATION DEVELOPED BY THE COMPANY OR ANY OF ITS REPRESENTATIVES

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”), each of Merger Sub and Parent represents and warrants to the Company as follows:

3.1 Valid Existence. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to do so would not prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Merger Sub is a corporation duly organized and validly existing under laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to do so would not prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Each of Merger Sub and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not, and would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

3.2 Authority; Binding Nature of Agreement. Each of Merger Sub and Parent has the requisite power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent, the performance by each of Merger Sub and Parent of its obligations hereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated by this Agreement have been duly authorized by the boards of directors of each of Merger Sub and Parent. No other corporate or other proceedings on the part of Merger Sub or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Merger Sub or Parent of its obligations hereunder and the consummation by either Merger Sub or Parent of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a valid and binding obligation of each of Merger Sub and Parent, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement by Merger Sub and Parent nor the consummation by Merger Sub and Parent of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, or other similar Organizational Documents of Merger Sub or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Order or Law applicable to Merger Sub or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Sub or Parent to consummate the transactions contemplated by this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by Merger Sub or Parent in connection with Merger Sub’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Merger Sub or Parent of the transactions contemplated by this Agreement, except for (i) compliance with the DGCL (including, with respect to the filing of the Certificate of Merger); (ii) compliance with and filings pursuant to the HSR Act or any Antitrust Law; (iii) compliance with and filing pursuant to the DPA; (iv) the filing with the SEC of the Proxy Statement and any other documents required to be filed with the SEC by Merger Sub or Parent in pursuant to this Agreement or in connection with the transactions contemplated hereby; and (v) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

3.4 No Actions Challenging the Merger. As of the date of this Agreement, (a) there is no Action pending against Merger Sub or Parent challenging the Merger; and (b) to the knowledge of Parent, no Action has been threatened against Merger Sub or Parent challenging the Merger.

3.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

3.6 Disclosure. None of the information supplied or to be supplied by or on behalf of Merger Sub or Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.7 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) a duly executed equity commitment letter, dated as of the date of this Agreement, between Parent and each Financing Source party thereto (including all exhibits, schedules, term sheets, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively, the “Equity Commitment Letter”), pursuant to which the Financing Sources have committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amounts set forth therein for the purpose of funding a portion of the transactions contemplated by this Agreement (the “Equity Financing”). The Equity Commitment Letter provides that the Company is entitled to enforce such Equity Commitment Letters in accordance with the terms thereof.

(b) As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified; and (ii) the respective commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, replaced or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination, replacement or rescission is contemplated. As of the date of this Agreement, other than the Equity Commitment Letter, there are no other Contracts or side letters to which Parent, Merger Sub or any of the Financing Sources is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing at Closing, other than as expressly set forth in the Equity Commitment Letter delivered to the Company prior to the date hereof.

(c) Assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, the aggregate proceeds of the Equity Financing are sufficient to (A) make all payments contemplated by this Agreement in connection with the consummation of the Closing (including the payment of all amounts payable pursuant to Article I in connection with or as a result of the Merger); (B) repay, prepay or discharge (substantially simultaneously with the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Existing Loan Documents as contemplated by this Agreement; and (C) pay all fees and expenses required to be paid at Closing by Parent or Merger Sub in connection with the Merger and the Equity Financing.

(d) As of the date of this Agreement, the Equity Commitment Letter is in full force and effect, and constitutes the legal, valid and binding obligations of, Parent and, to the knowledge of Parent, the other parties thereto, as applicable, enforceable against Parent and, to the knowledge of Parent, assuming due and valid execution by each other party thereto, the other parties thereto, as applicable, in accordance with their terms (except as limited by the Enforceability Exceptions). Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the amount of the Equity Financing required to consummate the transactions contemplated by this Agreement pursuant to any agreement relating to the Equity Financing to which the Financing Sources, Parent or Merger Sub is a party. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, each of Parent and Merger Sub has no reason to believe that it or any other parties to the Equity Commitment Letter will be unable to satisfy on a timely basis any term or condition in the Equity Commitment Letter applicable to it. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Equity Commitment Letter; (ii) result in the failure of any condition to the Equity Financing; or (iii) otherwise result in a portion of the Equity Financing (in an amount that would reduce the aggregate amount of the Equity Financing below the amount required to consummate the transactions contemplated by this Agreement) being unavailable to Parent on the Closing Date. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, Parent has no reason to believe that the amount of the Equity Financing required to consummate the transactions contemplated by this Agreement will not be made available to Parent on or prior to the Closing Date. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Equity Commitment Letter.

3.8 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. Assuming (i) the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.2, (ii) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and performance by the Company of its obligation hereunder in all material respects, (iii) any estimates, projections or forecasts of the Company or its Subsidiaries have been provided by the Company to Parent have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, and (iv) immediately after giving effect to the transactions contemplated by this Agreement, and payment of the aggregate Merger Consideration pursuant to Section 1.8, all amounts to be paid pursuant to Section 1.8, the payment of all associated costs and expenses of the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to allow Merger Sub and Parent to perform all of their obligations under this Agreement, the Surviving Corporation will be Solvent as of the Effective Time. For the purposes of this Agreement, the term “Solvent” shall mean that, as of any date of determination, and with respect to any Person, (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

3.9 Ownership of Company Shares. None of Merger Sub or Parent is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

3.10 Acknowledgement of No Other Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries or their respective businesses, operations, assets, Liabilities or conditions (financial or otherwise), whatsoever, express or implied, beyond those expressly given by the Company in Article II (as modified by the Company Disclosure Letter), or in any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives and that Parent and Merger Sub have not relied on any such other representation or warranty not set forth in Article II (as modified by the Company Disclosure Letter) or in any certificate delivered pursuant to this Agreement. Without limiting the generality of the foregoing, except for the representations and warranties set forth in Article II (as modified by the Company Disclosure Letter), Parent acknowledges that no representations or warranties are made by the Company or any other Person with respect to any projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

ARTICLE IV.

COVENANTS

4.1 Covenants Relating to Conduct of Business.

(a) Except (i) as set forth in Section 4.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article VI (the “Pre-Closing Period”), the Company and its Subsidiaries shall (i) conduct the business and operations of the Company and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts, consistent with past practice, to preserve intact its business organization, operations, assets, goodwill and relationships with material customers, suppliers, subcontractors, officers, employees and other third parties. During the Pre-Closing Period, the Company shall, promptly upon learning of the same, notify Parent of any Effect known to the Company that is reasonably likely, individually or taken together with all other Effects known to the Company, to result in a Company Material Adverse Effect.

(b) Except (i) as set forth on Section 4.1(b) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i) (X) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (Y) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock (including, for the avoidance of doubt, pursuant to the 2025 Repurchase Program) except, in each case:

(1) for the declaration and payment of dividends by a direct or indirect wholly-owned Subsidiary of the Company solely to its parent;

(2) in connection with intercompany purchases of capital stock or share capital solely among one or more of the Company and its wholly-owned Subsidiaries;

(3) in satisfaction of applicable Tax-withholding obligations in respect of the vesting or settlement of any Company Options or Company RSUs; or

(4) for the forfeiture of Company Options or Company RSUs by the holder thereof, upon such holder’s termination of employment with the Company or any of its Subsidiaries;

(ii) issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of (A) any shares of beneficial interests, capital stock or other ownership interest in the Company or any of its Subsidiaries; (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (C) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities (including, for the avoidance of doubt, any grants of Company Options, Company RSUs or other awards under Company Equity Plans); or (D) take any action to cause to be exercisable any otherwise unexercisable option under any Company Equity Plan except, in each case,

(1) for issuances of Company Shares in respect of (I) any exercise of Company Options outstanding on the date of this Agreement, (II) any Company ESPP Purchase Rights, or (III) the vesting of or delivery of shares under Company RSUs, in accordance with their terms as of the date of this Agreement, or (2) for transactions solely between or among the Company and its wholly-owned Subsidiaries;

(iii) except as required by a Company Plan as in effect on the date of this Agreement or applicable Law, or for payments of annual or other regularly paid bonuses or commissions (e.g., quarterly or semi-annually) made under a Company Plan in the ordinary course of business consistent with past practice and such Company Plan (A) grant any new entitlement to or increase the wages, salary or compensation or other benefits payable or provided to any Service Provider, other than annual increases in base salary or base wage rates for the 2026 calendar year made in the ordinary course of business consistent with past practice (including with respect to the timing and cadence of such increases) with respect to employees of the Company and its Subsidiaries whose annual base salary or wage rate is less than $250,000 (excluding any Service Provider who has a change in control severance provision in their employment agreement or a Severance Program Agreement in effect with the Company or any of its Subsidiaries (other than the administrative assistant of the Company’s Chief Executive Officer)); provided, however, that such increases may not exceed 10% per individual or 3% in the aggregate for such employees determined based on the individual’s annual base salary or hourly wage rate or the aggregate annual base salaries or hourly wage rates, respectively; and provided further that such increases will be effective no earlier than May 15, 2026, and such 3% in the aggregate limit will be calculated on the date of the increase based on the Service Providers of the Company and its Subsidiaries who remain employed as of such date; provided, that for the sake of clarity and avoidance of doubt, a Service Provider’s departure after the date of a given increase date shall not impact the aggregate limit determinations for all increases granted prior to the date of such Service Provider’s departure; (B) grant any employment termination, change of control, severance or termination pay, retention or other similar bonus or any similar arrangement with any current or former Service Provider; (C) establish, adopt, enter into, materially amend or terminate any Company Plan for the benefit of any current or former Service Providers, not including annual renewals of welfare benefit plans made in the ordinary course of business consistent with past practice; (D) accelerate the payment, funding, right to payment or vesting of any compensation or benefits; (E) hire or promote any employees, or engage other service providers, other than hiring an employee to fill open positions or to replace an individual whose employment terminates following the date of this Agreement and, in each case, provided that (i) any such employee’s annual base salary or wage rate is less than $250,000, and (ii) such hiring is done and the terms and conditions of such employee’s employment are determined in the ordinary course of business consistent with past practice; (F) terminate employees of the Company and its Subsidiaries (other than for cause) other than in the ordinary course of business consistent with past practice for employees whose annual base salary or wage rate is less than $250,000, or (G) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization;

(iv) amend, or propose to amend, or permit the adoption of any amendment or otherwise make any change to any of the Organizational Documents of the Company or any of its Subsidiaries;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction with respect to any shares of capital stock or other ownership interest in the Company;

(vi) (A) merge or consolidate with any Person or (B) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make or commit to make any capital expenditure in excess of $250,000 in any single instance or $1,500,000 in the aggregate;

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of supplies from suppliers or vendors in the ordinary course of business;

(ix) except in the ordinary course of business consistent with past practice, (A) create, incur, assume or otherwise become liable for any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements solely among one or more of the Company and its wholly-owned Subsidiaries, (2) agreements or arrangements or borrowings incurred under the Company’s or any of its Subsidiaries’ existing credit facilities with a value less than $250,000; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements among one or more of the Company and its wholly-owned Subsidiaries or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements among one or more of the Company and its Subsidiaries;

(x) enter into, extend, terminate, modify, assign, renew, waive rights under or amend any Company Material Contract or Company Real Property Lease (or Contract that would be a Company Material Contract or Company Real Property Lease if entered into as of the date hereof or if after giving effect to such amendment or modification would be a Company Material Contract or Company Real Property Lease), other than in the ordinary course of business consistent with past practice;

(xi) enter into any Contract that would materially restrict, after the Effective Time, Parent and its Affiliates or Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xii) except in the ordinary course of business consistent with past practice, sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise dispose of any assets (other than Intellectual Property) with a fair market value in excess of $250,000 in the aggregate;

(xiii) commence, pay, discharge, settle, compromise or satisfy any pending, threatened or actual Action other than any solely monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $500,000 in any single instance or $1,500,000 in the aggregate or other than in the ordinary course of business consistent with past practice in the collection of outstanding accounts receivables or other amounts owed to the Company;

(xiv) materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xv) (A) make, change or revoke any entity classification or other material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to the Company or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) affecting any material Tax Liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries, (E) settle, surrender, or compromise any material Tax Liability or proceeding or refund of material Taxes with respect to the Company or any of its Subsidiaries, or (F) voluntarily approach any Governmental Body or initiate any voluntary disclosure program with respect to a material amount of unpaid Taxes;

(xvi) cease to maintain in full force and effect or fail to renew existing insurance (or alternative insurance with comparable terms and conditions with financially responsible insurance companies) in such amounts and against such risks and losses as are customary for the nature of the property, assets or businesses so insured and for companies engaged in the respective businesses of the Company and its Subsidiaries;

(xvii) sell, transfer, assign, encumber, license, abandon, permit to lapse, convey or otherwise dispose of any material Company Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business or the expiration of Company Registered Intellectual Property at the end of its statutory term;

(xviii) make any materially adverse change to any of their privacy policies or to the operation or security of the Company Systems used in their businesses, except as required by Law;

(xix) except in the ordinary course of business consistent with past practice, (A) accelerate or delay the collection of accounts receivable, (B) grant any extension of credit or change any credit terms, or (C) sell, factor, pledge, discount or otherwise dispose of any accounts receivable;

(xx) except in the ordinary course of business consistent with past practice, (A) accelerate or delay the payment of accounts payable, (B) agree to any material modification of payment terms with suppliers or vendors, or (C) fail to pay accounts payable when due;

(xxi) enter into any new line of business outside its existing business as of the date of this Agreement that would be material to the Company and its Subsidiaries taken as a whole;

(xxii) enter into or adopt any “poison pill” or similar stockholder rights plan; or

(xxiii) agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 4.1(b).

(c) In the event the Closing has not occurred by June 30, 2026, from June 30, 2026 until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article VI, the Company and its Subsidiaries shall use reasonable best efforts in the ordinary course of business to maintain cash and cash equivalents equal to at least the Minimum Cash Amount.

4.2 Investigation.

(a) The Company shall afford to Parent and its Representatives reasonable access during normal business hours, during the Pre-Closing Period, to the Company’s and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records (including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared), and any reports, schedules or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding the Company and its Subsidiaries, as Parent or any of its Representatives may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide the access or information contemplated by this Section 4.2 if it would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, (iii) cause a risk of a loss of privilege to the Company or any of its Subsidiaries, (iv) constitute a violation of any applicable Law, or (v) otherwise disclose competitively sensitive material, provided, in the case of each of the foregoing clauses (i) to (v), the Company has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 4.2.

(b) Parent and Merger Sub hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement; provided that Parent and Merger Sub will be permitted to disclose such information to any current or prospective financing sources, so long as such Persons agree to be bound by confidentiality provisions no less restrictive than those in the Confidentiality Agreements as if parties thereto.

4.3 Proxy Statement.

(a) Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 4.5, the Company shall include the Company Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company, on the one hand, and Parent, Merger Sub, on the other hand, shall provide the other party hereto a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection with the items covered in clauses (i) and (ii) above.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than three Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.

4.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to Section 4.5 and the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval (and in any event no later than thirty (30) days following the mailing of the Proxy Statement, unless mutually agreed in writing by Parent and the Company).

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting on up to three (3) occasions (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of Company Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be inconsistent with its fiduciary obligations under applicable Law); provided, that any such postponement or adjournment shall not be for more than five Business Days; provided, further, that in no event (x) shall the Company Stockholder Meeting be postponed or adjourned beyond the date that is five Business Days prior to the Termination Date or (y) once it is fixed by the Company Board, shall the record date for the Company Stockholder Meeting change (whether or not in connection with any such postponement or adjournment), without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

4.5 Non-Solicitation.

(a) The Company agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to the Company; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person or group of Persons (or any of their Affiliates or Representatives) that has made an Acquisition Proposal with respect to the Company, (iii) approve, recommend or enter into, or propose to approve or recommend to enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 4.5), (iv) take any action or exempt any third party from the restrictions on “business combinations” or any similar provisions contained in any applicable Takeover Law or the Company’s Organizational Documents or grant a waiver under Section 203 of the DGCL, or (v) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates (other than Parent and/or its Affiliates), conducted heretofore by the Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, the Company shall discontinue access within two (2) Business Days of the date hereof by any Person or group of Persons, and any of their Affiliates (other than Parent or its Affiliates), to any data room (virtual or otherwise) established by the Company or its Representatives for such purpose. Within five (5) Business Days from the date of this Agreement, the Company shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements prior to the date hereof with the Company or any Subsidiary thereof in connection with consideration of any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Requisite Stockholder Approval, the Company and the Company Board may take any actions described in clause (ii) of this Section 4.5(a) with respect to a third party if (A) the Company receives after the date hereof a bona fide written Acquisition Proposal with respect to the Company from such third party (and such Acquisition Proposal was not initiated, sought or solicited, or knowingly encouraged or facilitated in violation of this Section 4.5) and (B) such proposal constitutes, and the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such proposal is reasonably expected to lead to, a Superior Proposal with respect to the Company, and after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided that, the Company may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to the Company with respect to confidentiality than the terms of the Confidentiality Agreement and that does not include any provision calling for any exclusive right to negotiate with any third party or otherwise having the effect of prohibiting the Company from satisfying any of its obligations hereunder; provided, however, that such confidentiality agreement shall not be required to include standstill provisions that prohibit or restrict the making or amendment of any private or public Acquisition Proposal (an “Acceptable Confidentiality Agreement”) and so long as the Company (x)

concurrently provides to Parent any information and data concerning the Company or any Subsidiary or access provided to such third-party that as not previously made available to Parent and (y) the Company sends a copy of such Acceptable Confidentiality Agreement to Parent promptly (and in any event within forty-eight (48) hours) following its execution and delivery (and the Company shall not thereafter terminate, waive, amend, release or modify any material provisions of such Acceptable Confidentiality Agreement) following its execution. Nothing contained in this Section 4.5 shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position with respect to an Acquisition Proposal with respect to the Company pursuant to Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act, if the Company Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company Stockholders, provided that this sentence shall not permit the Company Board to make a Company Adverse Recommendation Change, except to the extent expressly permitted by Section 4.5(b) or Section 4.5(c).Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 4.5(a) by any of the Company’s or its Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 4.5(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the Company Board or any such committee of the transactions contemplated by this Agreement, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to the Company, (iv) fail to publicly reaffirm or republish the Company Recommendation within five (5) Business Days (or if earlier two (2) Business Days prior to the date the Company Stockholder Meeting is scheduled to be held) of (1) the public disclosure of an Acquisition Proposal (other than the type referred to in the following clause (v)) with any Person other than Parent or Merger Sub or (2) being requested by Parent to do so or (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within five (5) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or if earlier two (2) Business Days prior to the date the Company Stockholder Meeting is scheduled to be held), or (vi) approve or recommend, publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into any Contract (or any letter of intent, memorandum of understanding, agreement in principle or other similar contract or agreement) with respect to an Acquisition Proposal relating to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 4.5) (any action described in this sentence being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Requisite Stockholder Approval, and subject to the Company’s compliance at all times with the provisions of this Section 4.5, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 6.1(c)(ii), in each case, if (1) the Company receives a bona fide, written Acquisition Proposal with respect to the Company after the date hereof that has not been withdrawn and did not result from a breach of Section 4.5(a), and the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (2) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take such action in response to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board shall not be entitled to take any such action in response to a Superior Proposal with respect to the Company unless (x) four(4) Business Days pass from the date the Company provides written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group of Persons making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal as specified in Section 4.5(d); (y) the Company negotiates in good faith with Parent (to the extent Parent wishes to negotiate) during such four (4) Business Day period to make such revisions to the terms of this Agreement and the Equity Commitment Letter as would cause such Acquisition Proposal to cease to be a Superior Proposal; and (z) at the end of such four (4) Business Day period the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor), and taking into account any alternative transaction proposed in writing by Parent, all financial, legal, regulatory, financing and other terms and conditions of any such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such Superior Proposal continues to constitute a Superior Proposal and that the failure to make a Company Adverse Recommendation Change or terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 6.1(c)(ii), in response to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. Any amendment to the financial terms (including the form, amount and timing of payment of consideration) and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 4.5(b), and will require a new notice pursuant to clause (x) hereof (it being understood that the notice period in respect of such new written notice will be two (2) Business Days).

(c) Notwithstanding the first sentence of Section 4.5(b), at any time prior to obtaining the Requisite Stockholder Approval, in connection with any Intervening Event, the Company Board may make a Company Adverse Recommendation Change, if and only if, an Intervening Event has occurred, and prior to taking such action the Company Board (i) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) determines in good faith that the reasons for making such Company Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to the Company and (iii) provides written notice to Parent (a “Company Notice of Change”) advising Parent that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Company Board may not make such Company Adverse Recommendation Change until the fourth (4th) Business Day after receipt by Parent of a Company Notice of Change and (y) during such four (4) Business Day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement and the Equity Commitment Letter which would allow the Company Board not to make such Company Adverse Recommendation Change in response to such Intervening Event, consistent with its fiduciary duties under applicable law. Any material change to any Intervening Event will require a new notice pursuant to clause (x) hereof (it being understood that the notice period in respect of such new written notice will be two (2) Business Days).

(d) The parties agree that in addition to the obligations of the Company and Parent set forth in paragraphs (a) through (c) of this Section 4.5, as promptly as practicable after receipt thereof (and in any event, within one (1) Business Day), the Company shall advise Parent in writing of any request for information or any Acquisition Proposal with respect to the Company received from any Person or group of Persons, or any request for information, inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to the Company, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly (and in any event, within one (1) Business Day) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing and the identity of the Person or group of Persons making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other Person or group of Persons in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company shall not release or permit any of its Affiliates to release, any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party; provided, that, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to waive any provision of a confidentiality or standstill agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such provision solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 4.5) to make, on a confidential basis to the Company Board, an Acquisition Proposal. For purposes of clarity, any standstill agreement entered into prior to the date hereof which terminates automatically pursuant to its existing terms shall not be deemed to be a release or waiver of such standstill in breach of the preceding sentence.

4.6 Regulatory Approvals; Additional Agreements.

(a) Within twenty (20) Business Days of the date of this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice their respective Notification and Report Forms under the HSR Act relating to the transactions contemplated by this Agreement. Within twenty (20) Business Days of the date of this Agreement, the Company, Parent and Merger Sub each shall use reasonable best efforts to file all other documents (including draft documents where applicable) required to be filed with any Governmental Body pursuant to the Antitrust Laws or regulations identified in Section 5.1(a) of the Company Disclosure Letter.

(b) Parent, Merger Sub, and the Company each shall promptly (i) supply the other with any information reasonably required in order to effectuate the filings described in this Section 4.6, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of substantive communications received from any Governmental Body. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without using reasonable best efforts to give the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Antitrust Laws in connection with the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively or commercially sensitive materials provided to the other under this Section 4.6(b) or otherwise as “outside counsel only,” and such materials may also be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns. Parent shall pay all filing fees required by the HSR Act and any other applicable merger notification or control Laws in connection with such filings. Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to devise, control and direct the strategy and timing for, and make all material decisions relating to (and shall take the lead in all meeting and communications with any Governmental Body relating to), obtaining any approval or expiration of a waiting period contemplated by this Section 4.6, including defending and resolving any lawsuits or other proceedings related to any such approval or expiration of a waiting period.

(c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement; (ii) keep the other party informed as to the status of any such legal proceeding or threat; and (iii) reasonably cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Subject to the conditions and upon the terms of this Agreement, each of Parent and the Company shall use reasonable best efforts (subject to, and in accordance with, applicable Law) (w) to take promptly, or cause to be taken promptly, all actions, (x) to do promptly, or cause to be done, (y) to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and (z) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use reasonable best efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract.

(e) Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated or required to (and the Company shall not without the Parent’s written consent) propose, negotiate, commit to, or effect, by consent decree, hold-separate orders or otherwise, (i) the sale, divestiture, license or disposition of any assets, properties, businesses, products, product lines, rights, or services of the Company or any of its Subsidiaries or Affiliates or Parent or any of its Subsidiaries or Affiliates or any of their respective interest or interests therein, (ii) to otherwise take or commit to take actions that after the Closing Date would limit Parent’s or the Company’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines, or services of the Company or any of its Subsidiaries or Affiliates or Parent or any of its Subsidiaries or Affiliates or any of their respective interest or interests therein, (iii) any structural or conduct remedy, (iv) agree or otherwise be required to take any action with respect to Parent, Merger Sub, or any of Parent’s Affiliates, including (x) Blackstone Inc. (“Blackstone”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone, and (y) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle; or (v) agree or otherwise be required to take any action that is not expressly conditioned upon the consummation of the transactions contemplated by this Agreement.

(f) CFIUS. Each of the Parent, Merger Sub, and Company shall promptly use reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable to obtain or complete the CFIUS Closing Period, including promptly preparing and submitting (x) within twenty (20) Business Days of the date of this Agreement, a CFIUS Declaration; (y) a draft CFIUS Notice, if requested or required by CFIUS or if requested by Parent following the conclusion of the thirty-day CFIUS Declaration assessment period; and (z) a final CFIUS Notice, following the resolution of any questions and comments received from CFIUS on the draft CFIUS Notice, in each case, to CFIUS, with respect to the transactions contemplated under this Agreement, and pursuant to the DPA. For the avoidance of doubt, notwithstanding the immediately preceding sentence, in order to obtain or complete the CFIUS Closing Period, Parent shall not be obligated sell, divest, license or dispose of any material assets, properties, businesses, products, product lines, rights, or services of the Company or any of its Subsidiaries or Affiliates or Parent or any of its Subsidiaries or Affiliates or any of their respective interest or interests therein.

(g) The Parent, Merger Sub, and Company shall (i) cooperate and promptly provide any information reasonably requested by CFIUS (or any other agency or branch of the U.S. Government) in connection with the CFIUS assessment, review, or investigation of the transactions contemplated by this Agreement and within the timeframes set forth in the DPA; and (ii) promptly inform each other of any material communication with CFIUS, permitting each other to review any communication to CFIUS by the other, and consulting with the other in advance of any planned meeting or conference with CFIUS and, to the extent permitted by CFIUS, grant each other the opportunity to attend and participate in any such planned meeting or conference; provided that the parties shall not be obligated to disclose to the other any communication to CFIUS that each Party considers to be proprietary or confidential or that would violate any applicable Laws, but shall, to the extent practicable, provide a redacted or summary version of such communications. The Parent shall be responsible for the payment of any filing fee that may be required to be made to CFIUS in connection with obtaining or completing the CFIUS Closing Period.

4.7 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 4.5, Parent and the Company shall thereafter consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation and the prior written consent (which consent shall not be unreasonably withheld or delayed) of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party). For the avoidance of doubt, no provision of this Agreement shall prohibit the Company from issuing any press release or public statement in with respect to a Company Adverse Recommendation Change, or any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act, if the Company Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company Stockholders, in each case in compliance in all respects with the terms of Section 4.5

4.8 Employee and Labor Matters.

(a) For a period ending on the first (1st) anniversary of the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation or one of its Affiliates to provide, to each of the individuals who are employees of the Company or its Subsidiaries as of the Effective Time (the “Continuing Company Employees”) (i) a salary, wage, and target cash bonus or commission opportunity that, in each case, is no less favorable in the aggregate than the salary, wage, and target cash bonus or commission opportunities that was provided to such Continuing Company Employee immediately prior to the Effective Time, provided that no Continuing Company Employee’s base salary or wage rate may be reduced during the Benefit Continuation Period by more than 10%; (ii) employee benefits (other than any change of control, corporate sale, or similar transaction-related payment or benefit, long-term incentives, equity or equity-based incentives, severance, defined benefit pension plan, retiree health or retiree life insurance benefits, or nonqualified deferred compensation benefits (together, the “Excluded Benefits”) that are substantially comparable in the aggregate to either (at Parent’s election) (A) the employee benefits (other than the Excluded Benefits) provided to such Continuing Company Employee immediately prior to the Effective Time or (B) the employee benefits (other than the Excluded Benefits) provided to similarly situated employees of Parent and its Affiliates; and (iii) severance or termination benefits that are no less favorable than the severance or termination benefits provided to similarly situated employees of Parent and its Affiliates.

(b) Parent shall, or shall cause its Affiliates (including the Company) to, no later than March 15, 2027, pay to each Continuing Company Employee who remains employed by Parent or any of its Affiliates (including the Company) through December 31, 2026, a pro-rated annual cash bonus with respect to the period beginning on January 1, 2026 and ending on the Closing Date, subject to the metrics and terms set forth on Section 4.8(b) of the Company Disclosure Letter. For the avoidance of doubt, this Section 4.8(b) shall not modify, supersede or affect any individual severance agreement or arrangement between any Continuing Company Employee and the Company or any of its Affiliates.

(c) For purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Company Employees after the Effective Time (the “New Plans”), each Continuing Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time for purposes of vesting and benefits eligibility and, with respect to severance and paid-time off plans, level of benefits; provided, however, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits, (ii) with respect to benefit accruals under any defined benefit pension plan or (iii) with respect to any long-term incentive or equity or equity-based plan maintained by Parent or any of its Affiliates. In addition, and without limiting the generality of the foregoing provisions of this Section 4.8(c), Parent shall (A) provide that each Continuing Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Plan in which such Continuing Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) provide that for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Company Employee, pre-existing condition exclusions and actively-at-work requirements of such New Plan are waived for such Continuing Company Employee and his or her covered dependents, and take commercially reasonable efforts to provide that any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Company Employee’s participation in the corresponding New Plan begins are taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Unless otherwise requested by Parent no later than ten (10) Business Days prior to the Closing Date, the Company and its Subsidiaries shall terminate, effective as of no later than the day immediately preceding the Closing Date, any and all Company Plans that are defined contribution plans that are qualified under Section 401(a) of the Code and that include a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plans”). Parent shall receive from the Company, not later than two (2) days prior to the Closing Date and contingent upon the Closing, evidence that the Company 401(k) Plans will be so terminated pursuant to resolutions of the board of directors of the applicable entity that sponsors the Company 401(k) Plans (the form and substance of such resolutions shall be subject to reasonable review of Parent, which shall not be unreasonably withheld, conditioned or delayed), effective as of no later than the day immediately preceding the Closing Date.

(e) Nothing contained in this Section 4.8 (whether expressed or implied) shall (i) create or confer any rights, remedies or claims upon any Service Provider, Continuing Company Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any Company Plan or any other benefit or compensation plan, (iii) prohibit or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, (iv) provide any Service Provider, Continuing Company Employee or any other Person with any rights to continued employment or service or prevent the termination of employment or service of any such Person, or (v) confer any rights, remedies or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

4.9 Indemnification of Officers and Directors.

(a) Parent agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, that arise out of out of any matters by reason of their status, or acts or omissions occurring, at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “Indemnified Parties”) as provided in the Company’s Organizational Documents, or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide exculpation, indemnification and advancement of expenses no less favorable to the intended beneficiaries than the corresponding provisions of the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification with respect to any claim made for indemnification within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 4.9.

(b) Prior to or at the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that the Company shall not pay, or agree to pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy.

(c) The covenants contained in this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to applicable Law, Contract or otherwise.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 4.9.

4.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Article I, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.11 Company ESPP. As soon as practicable following the date of this Agreement, the Company Board (or if applicable, the Committee (as defined in the Company ESPP) shall take action to provide that (a) each Company ESPP Purchase Right that is then-outstanding shall be exercised on a date that is no later than February 16, 2026, and on such date, all accumulated participant contributions under the Company ESPP shall be used to purchase shares of Company Common Stock, in accordance with the terms of the Company ESPP as if it was the Purchase Date (as defined in the Company ESPP) for such Offering Period, (b) no individual participating in the Company ESPP shall be permitted to increase the amount of such participant’s rate of contributions under the Company ESPP or make separate non-payroll contributions to the Company ESPP, (c) no individual who is not participating in the current Offering Period may commence participation in such current Offering Period or the Company ESPP, and (d) the commencement of any future Offering Period under the Company ESPP or Offering (as defined in the Company ESPP) shall be suspended unless and until this Agreement is terminated. The Company shall provide Parent with documentation evidencing the actions taken with respect to the Company ESPP as set forth in the preceding sentence no later than the fourth (4th) Business Day following the date of this Agreement (the form and substance of such documentation shall be subject to Parent’s reasonable review and comment). The Company ESPP shall terminate in its entirety immediately prior to the Effective Time, and no further rights shall be granted or exercised under the Company ESPP thereafter. The Company shall provide Parent with documentation evidencing the termination of the Company ESPP no later than the Business Day preceding the Effective Time (the form and substance of such documentation shall be subject to Parent’s reasonable review and comment).

4.12 Takeover Statutes. If any Takeover Law is or may become applicable to the Merger, the Voting Agreements or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions, and to assist in any challenge by Parent to the validity or applicability to the Merger or the other transactions contemplated by this Agreement of any such Takeover Law.

4.13 Loan Payoff. The Company shall deliver all notices and take all other actions that are reasonably necessary to facilitate the termination at Closing of all commitments in respect of the Company Existing Loan Documents, the repayment in full at the Closing of all obligations in respect of the Indebtedness thereunder, and the automatic release concurrently with the Closing of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance thereof, the Company shall arrange for the receipt and delivery to Parent, (x) at least three (3) Business Days prior to the Closing, of a draft payoff letter and (y) at or prior to Closing of a copy executed from the holders (or agent on behalf of such holders) of Indebtedness under the Company Existing Loan Documents, of a customary payoff letter in form and substance reasonably satisfactory to Parent, in which the payee shall agree that upon payment of the amounts specified in such payoff letter: (i) all outstanding payment obligations of the Company and its Subsidiaries arising under the Company Existing Loan Documents shall be repaid, discharged and extinguished in full on the Closing Date; (ii) all Liens in connection therewith shall be automatically terminated, discharged and released; and (iii) the payee shall take all actions reasonably requested by Parent (or shall allow the Surviving Corporation or Parent to take all actions) to evidence and record such termination, discharge and release of Liens as promptly as practicable after the Closing. Notwithstanding anything to the contrary contained herein, (A) in no event shall this Section 4.13 require the Company or any of its Subsidiaries to effect such termination unless the Closing shall have occurred and (B) Parent shall provide, or cause to be provided, all funds required to effect such termination.

4.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Shares from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

4.15 Notification of Certain Events. Each of the Company and Parent shall, as promptly, as reasonably practicable, notify the other:

(a) upon becoming aware of the occurrence of any event or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto.

(b) to the extent the Company has Knowledge of such notice or communication or that Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

(c) of any material written communication from any Governmental Body related to the Merger; and

(d) any Action commenced and served upon the Company or any Subsidiaries of the Company, or to the Knowledge of the Company, threatened in writing against the Company or any Subsidiaries of the Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement.

4.16 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement or the Merger and shall keep Parent fully informed regarding any such shareholder litigation; (b) the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such shareholder litigation, the right to participate (at Parent’s expense) in connection with any such shareholder litigation, and no settlement shall be proposed or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

4.17 Financing.

(a) Prior to the Closing, each of Parent and Merger Sub shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Equity Commitment Letter or the definitive agreements relating to the Equity Financing if such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing (or the cash proceeds available therefrom) below the amount required to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions precedent to the Equity Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Equity Financing; (iii) expand, amend, or modify any other terms to the Equity Financing in a manner that would reasonably be expected to prevent, impair or materially delay the Closing and the funding of the amount of the Equity Financing required to consummate the transactions contemplated by this Agreement; or (iv) adversely impact in any material respect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter or the definitive agreements with respect thereto.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the terms and conditions therein, (ii) complying in all material respects with the obligations applicable to Parent and Merger Sub pursuant to the Equity Commitment Letter, (iii) enforcing its rights pursuant to the Equity Commitment Letter at or prior to the Closing and (iv) in the event that all conditions contained in the Equity Commitment Letter have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummating the Equity Financing at or prior to the Closing.

(c) Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing of (i) any material breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default), cancellation, early termination or repudiation by any party to the Equity Commitment Letter or definitive agreements related to the Equity Financing; (ii) the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any actual material breach, default, cancellation, early termination or repudiation by any party to the Equity Commitment Letter or any definitive agreements related to the Equity Financing of any provisions of the Equity Commitment Letter or such definitive agreements; and (iii) Parent or Merger Sub becoming aware of any fact, circumstance, event or other development that would reasonably be expected to result in Parent not being able to timely obtain all or any portion of the Equity Financing in the amount required to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any definitive agreements related to the Equity Financing. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent.

(d) Parent and Merger Sub each acknowledge and agree that obtaining the Equity Financing is not a condition to the Closing.

ARTICLE V.

CONDITIONS TO MERGER

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver in writing by the party entitled to the benefit thereof where permissible pursuant to applicable Law) at or prior to the Effective Time of the following conditions:

(a) Regulatory Approval. (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, including any agreement with any Governmental Body to delay the Closing entered into in connection therewith), (ii) any mandatory waiting period or required consent under the competition or antitrust Laws or regulations identified in Section 5.1(a) of the Company Disclosure Letter shall have expired or been obtained and (iii) CFIUS Closing Period shall have occurred.

(b) No Restraints. No Governmental Body of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting the consummation of the Merger.

(c) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

5.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver in writing by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company set forth in Section 2.9(a) shall be true and correct in all respects on the Closing Date as if made on the Closing Date, (ii) the representations and warranties of the Company set forth in the first sentence of Section 2.1, Section 2.2, Section 2.3(f)-(g), Section 2.21, Section 2.23, Section 2.24 and Section 2.25 shall be, disregarding all qualifications or limitations as to “materiality,” true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), (iii) the representations and warranties of the Company set forth in Section 2.3(a)-(e) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for any inaccuracy or combination of inaccuracies in such representations and warranties relative to the fully-diluted equity capitalization of the Company as of the Closing Date that do not result in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $2,250,000, and (iv) the representations and warranties of the Company set forth in Article II of this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 5.2(a), Section 5.2(b), Section 5.2(d) and Section 5.2(e) have been satisfied.

(d) Company Material Adverse Effect. Since the date of the Agreement, there shall not have been or occurred any Company Material Adverse Effect.

(e) Minimum Cash Condition. As of the earlier of (i) 11:59 pm ET on June 30, 2026, or (ii) immediately prior to the Effective Time, the Company has (or had) an aggregate amount of cash and cash equivalents on its balance sheet that is (or was) equal to or greater than the Minimum Cash Amount.

5.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver in writing by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” or words of similar import) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

ARTICLE VI.

TERMINATION

6.1 Termination. This Agreement may be terminated and the Merger may be abandoned (other than in the case of Section 6.1(a)) by written notice of the terminating party to the other parties:

(a) by the mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by Parent, if:

(i) at any time prior to the Effective Time, any of the Company’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of the Company’s representations or warranties shall have become untrue, such that any of the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true (A) is incapable of being cured by the Company by the Termination Date and (B) shall not have been cured within forty five (45) days of receipt by the Company of written notice from Parent of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(b) if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements contained in this agreement in a manner that shall have been the principal cause of, or principally resulted in, a failure of a condition set forth in Section 5.3(a) or Section 5.3(b) to be satisfied; or

(ii) prior to the Effective Time, the Company Board or any committee thereof (A) shall make a Company Adverse Recommendation Change, (B) shall not include the Company Recommendation in the Proxy Statement or (C) shall publicly propose or allow the Company to publicly propose to take any of the actions in clause (A) or (B) of this Section 6.1(b)(ii).

(c) by the Company, if:

(i) at any time prior to the Effective Time, any of Parent’s or Merger Sub’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of Parent’s or Merger Sub’s representations or warranties shall have become untrue, such that any of the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true (A) is incapable of being cured by Parent or Merger Sub by the Termination Date and (B) shall not have been cured within forty five (45) days of receipt by Parent of written notice from the Company of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this agreement in a manner that shall have been the principal cause of, or principally resulted in, a failure of a condition set forth in Section 5.2(a) or Section 5.2(b) to be satisfied; or

(ii) at any time prior to receiving the Requisite Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal received after the date hereof and the Company has otherwise complied with its obligations under Section 4.5 and pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 6.3(a) substantially concurrently with such termination.

(d) by either Parent or the Company, if:

(i) (A) any Governmental Body of competent jurisdiction shall have issued or entered any Order after the date of this Agreement that shall have become final and non-appealable or any applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that has the effect of permanently, restraining, enjoining or otherwise prohibiting the Merger, or (B) any expiration, termination, authorization, clearance, approval or consent from a Governmental Body required to be obtained pursuant to Section 5.1(a) shall have been denied, and such denial shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 6.1(d)(i) shall not be available to any party if a material breach by such party of its obligations under Section 4.6 or any other provision of this Agreement has been a principal cause of, or principally resulted in, such Order or Law;

(ii) the Effective Time shall not have occurred on or prior to December 29, 2026 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or prior to the Termination Date, but on such date, any of the conditions set forth in Section 5.1(a) (solely to the extent any of such conditions has not been satisfied due to any Antitrust Law) or Section 5.1(b) shall have not been satisfied or waived, Parent shall have the right in its sole discretion to extend the Termination Date until 11:59 p.m. New York City Time, on March 29, 2027, and such date, as so extended shall be the Termination Date; provided, further, that the right to terminate this Agreement under this Section 6.1(d)(ii) shall not be available to any party if a material breach by such party of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(iii) At any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 6.1(d)(iii) shall not be available to the Company if a material breach by the Company of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure to obtain the Requisite Stockholder Approval.

6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party thereto; provided, however, that (a) Section 4.2(b), this Section 6.2, Section 6.3 and Article VII (in each case, including the definitions used therein) shall survive the termination of this Agreement and shall remain in full force and effect and (b) subject to Section 6.3(d), the termination of this Agreement shall not relieve any party from any liability or damages for Fraud committed by such party or any Intentional and Material Breach prior to termination. For the avoidance of doubt, (i) only the Company (and not stockholders) may bring an action pursuing liability for such damages and (ii) the Company may retain, without distribution to stockholders, any damages received. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

6.3 Termination Fees.

(a) Company Termination Fee. In the event that (i) this Agreement is terminated by Parent pursuant to Section 6.1(b)(ii); or (ii) this Agreement is terminated by the Company pursuant to Section 6.1(c)(ii), then the Company shall pay to Parent the Company Termination Fee (A) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (B) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, Parent’s receipt of the one-time payment of the Company Termination Fee from the Company as provided in this Section 6.3(a), together with any amounts payable pursuant to Section 6.3(d) (if any) shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated under circumstances in which the Company Termination Fee is payable under this Section 6.3(a) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Company Termination Fee, together with any amounts payable pursuant to Section 6.3(d) (if any), none of the Company’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) In the event that, (i) after the date of this Agreement, but prior to the Effective Time, an Acquisition Proposal with respect to the Company is publicly proposed, disclosed or known or provided to the Company Board or management of the Company, and this Agreement is terminated (A) by Parent pursuant to Section 6.1(b)(i) or (B) by Parent or the Company pursuant to Section 6.1(d)(ii) or Section 6.1(d)(iii); (ii) such Acquisition Proposal is not irrevocably and publicly withdrawn without qualification at or prior to the Company Stockholders’ Meeting, in the case of termination pursuant to Section 6.1(d)(iii), or at or prior to the time of termination, in the case of termination pursuant to Section 6.1(b)(i) or Section 6.1(d)(ii); and (iii) concurrently with or within twelve (12) months after any such termination, the Company or any of its Subsidiaries enters into a definitive agreement (which is ultimately consummated, whether during such twelve (12) month period or thereafter) with respect to, or otherwise consummates, any Acquisition Proposal with respect to the Company (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 6.3(b)), then the Company shall pay to Parent the Company Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of entry into a definitive agreement with respect to such Acquisition Proposal and the consummation of such Acquisition Proposal. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, Parent’s receipt of the one-time payment of the Company Termination Fee (if and when due) from the Company as provided in this Section 6.3(b) and, if applicable, the costs and expenses of Parent as provided in Section 6.3(d) shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated, and, upon such payment of the Company Termination Fee (if and when due) and, if applicable, the costs and expenses of Parent as provided in Section 6.3(d), none of the Company’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(c) As used in this Agreement, “Company Termination Fee” shall mean $12,024,615.

(d) Parent Termination Fee. If this Agreement is terminated pursuant to (x) Section 6.1(d)(i) due to an Order arising from Antitrust Laws or (y) Section 6.1(d)(ii) and all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 5.1(a) (solely with respect to an Antitrust Law) or Section 5.1(b) (solely in connection with an Antitrust Law), and, in either case of clause (x) or (y), the Company is not then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that is the primary cause of the failure of the conditions in Section 5.1(a) (solely with respect to an Antitrust Law) or Section 5.1(b) (solely in connection with an Antitrust Law) to be satisfied, then Parent shall promptly pay (or cause to be paid) to the Company an amount equal to $22,045,127 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company. The Company’s receipt of the Parent Termination Fee (if and when due) from Parent as provided in this Section 6.3(d) and, if applicable, the costs and expenses of the Company as provided in Section 6.3(e) shall be the sole and exclusive remedy available to the Company against Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated (including in the event of a breach, whether such breach is knowing, deliberate, willful, unintentional, an Intentional and Material Breach or otherwise), and, upon such payment of the Parent Termination Fee (if and when due) and, if applicable, the costs and expenses of Parent as provided in Section 6.3(e), none of Parent’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) The parties acknowledge that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to promptly pay any amount due pursuant to this Section 6.3 (in such capacity, the “Defaulting Party”), and, in order to obtain such payment, the other party (in such capacity, the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for any payments set forth in this Section 6.3, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Company Termination Fee or Parent Termination Fee, as applicable, from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 6.3, it shall not be a defense to the Company’s or Parent’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion and in no event will Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto; provided, however, that following the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the holders of Company Shares pursuant to the DGCL without such approval.

7.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

7.4 Entire Agreement.

(a) This Agreement, including the exhibits, annexes, and schedules hereto, the documents and instruments relating to the Merger referred to in this Agreement, the Voting Agreements, the Confidentiality Agreement and the Equity Commitment Letter, constitutes the entire agreement among the parties hereto, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.

(b) The Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided in this Agreement.

7.5 No Third-Party Beneficiary. Except for following the Effective Time, (a) the right of the Indemnified Parties to enforce the provisions of Section 4.9 only; (b) the rights of Company Stockholders to receive the applicable portion of the Merger Consideration; (c) the rights of holders of Company Options and Company RSUs to receive the consideration set forth in Section 1.8(b); and (d) the rights of Parent Related Parties to enforce the provisions of Section 7.8, Parent, the Company and Merger Sub agree that (i) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

7.6 Applicable Law; Jurisdiction. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent or Merger Sub in accordance with their specific terms or were otherwise breached by the Company, Parent or Merger Sub. It is accordingly agreed that (a) the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against Parent or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, without posting any bond or other undertaking, and (b) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against the Company in any court having jurisdiction, this being in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. For the avoidance of doubt, the Company’s, Parent’s, or Merger Sub’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving Fraud or an Intentional and Material Breach; provided, that the parties acknowledge and agree that, while the Company may pursue a grant of specific performance in accordance with this Section 7.7 and payment of monetary damages, in no event shall the Company be entitled to obtain both a grant of specific performance pursuant to this Section 7.7 that results in the Closing occurring, on the one hand, and/or the payment of any monetary damages whatsoever, on the other hand. The parties acknowledge that the agreements contained in this Section 7.7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

7.8 Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated hereby. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated hereby, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. References in this Section 7.8 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

7.9 No Recourse.

(a) Except as set forth in the immediately following sentence, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Financing Sources to the extent set forth in the Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. The parties expressly acknowledge and agree that, subject to the limitations set forth in the last sentence of Section 6.3(d), the Company may bring any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement against Cvent, Inc., a Delaware corporation (“Cvent”), and Cvent Holding Corp., a Delaware corporation (“Cvent Holding” and together with Cvent, the “Parent Operating Entities”), notwithstanding the provisions of this Section 7.9(a). It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a party hereto will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party hereto to assert a claim against such officer in his or her individual capacity

(b) The Company (on behalf of itself, its Affiliates, and any Person at the express direction of the Company claiming by, through or on behalf of the Company or its Affiliates) covenants and agrees that it shall not institute, and shall direct its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, Fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties (other than the Parent Operating Entities) and that none of the Parent Related Parties (other than the Parent Operating Entities) shall have any liability or obligations (whether based in Contract, tort, Fraud, strict liability, other Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than in each case, Parent, Merger Sub and the Parent Operating Entities to the extent provided herein; provided, however, that the parties expressly acknowledge and agree the foregoing limitation will not limit the rights of the Company under the Equity Commitment Letter subject to the terms and conditions contained therein. Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), the Company (on behalf of itself, its Affiliates, and any Person at the express direction of the Company claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

7.10 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto; provided, that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time to any of its Affiliates. Any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

7.11 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case, to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to Merger Sub or Parent:

c/o Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, Virginia 22102

Attention:  Jeannette Koonce

Email: [***]

with a copy to (which copy shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attention:  William J. Allen

Email:    [***]

if to the Company:

ON24, Inc.

301 Howard Street, Suite 1100

San Francisco, CA 94105

Attention: William Weesner

Email: [***]

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

3203 Hanover Street, Suite 100

Palo Alto, CA 94304-1123

Attention:  Eric H. Wang

      Andrew Ledbetter

Email:    [***]

      [***]

7.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.13 Construction.

(a) All references in this Agreement to Exhibits, Annexes, Schedules, Company Disclosure Letter, Parent Disclosure Letter, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Annexes, Schedules, Disclosure Letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits, Annexes, Company Disclosure Letter and Parent Disclosure Letter to this Agreement are attached hereto.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(f) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been (i) provided to the party to whom such information or material is to be provided, including by means of being provided for review in the “Project Summit” virtual data room (including the clean room contained therein) set up by the Company, in connection with this Agreement or (ii) has been publicly filed with the SEC, in each case, as of the date of this Agreement.

7.14 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CVENT ATLANTA, LLC

By:	/s/ Rajeev K. Aggarwal
Name: Rajeev K. Aggarwal
Title: President & Chief Executive Officer

SUMMIT SUB CORP.

By:	/s/ Rajeev K. Aggarwal
Name: Rajeev K. Aggarwal
Title: President & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ON24, Inc.

By:	/s/ Sharat Sharan
Name: Sharat Sharan
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 4.5(a)
Agreement	Preamble
Benefit Continuation Period	Section 4.8(a)
Book-Entry Share	Section 1.9
Certificate of Merger	Section 1.4
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Adverse Recommendation Change	Section 4.5(b)
Company Board	Recitals
Company Disclosure Letter	Article II Preamble
Company Intellectual Property	Section 2.13(b)
Company Material Contract	Section 2.12(b)
Company Notice of Change	Section 4.5(c)
Company Real Property	Section 2.10(b)
Company Recommendation	Recitals
Company Registered Intellectual Property	Section 2.13(a)
Company SEC Documents	Section 2.7(a)
Company Share Certificate	Section 1.9
Company Shares	Recitals
Company Termination Fee	Section 6.3(c)
Continuing Company Employees	Section 4.8(a)
DGCL	Recitals
Dissenting Shares	Section 1.12(a)
Effective Time	Section 1.4
Excluded Benefits	Section 4.8(a)
Excluded Shares	Section 1.8(a)(i)
Indemnified Parties	Section 4.9(a)
Measurement Date	Section 2.3(a)
Merger	Recitals
Merger Consideration	Section 1.8(a)(ii)
Merger Sub	Preamble
New Plans	Section 4.8(c)
Old Plans	Section 4.8(c)
Option Restricted Cash Award	Section 1.8(b)(ii)
Parent	Preamble
Parent Disclosure Letter	Article III Preamble
Paying Agent	Section 1.10(a)
Payment Fund	Section 1.10(a)
Pre-Closing Period	Section 4.1(a)
RSU Restricted Cash Award	Section 1.8(b)(iv)
Solvent	Section 3.7(a)
Surviving Corporation	Recitals
Termination Date	Section 6.1(d)(ii)
WARN	Section 2.19(c)

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2025 Repurchase Program” has the meaning assigned to it in the Form 10-Q of the Company filed with the SEC on November 10, 2025, for the quarter ended September 30, 2025.

“Acquisition Proposal” means any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than Parent or Merger Sub or any of their Affiliates); (b) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities, capital stock or voting power of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than Parent or Merger Sub or any of their Affiliates); or (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or group of Persons (other than Parent or Merger Sub or any of their Affiliates) beneficially owning twenty percent (20%) or more of any class of equity securities or voting power of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Action” means any claim, demand, notice, action, suit, arbitration, proceeding, audit or investigation.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person; provided that with respect to Parent, the term “Affiliate” shall not include Blackstone, any investment fund, investment vehicle or client sponsored or advised by Blackstone or any of its Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client, except in the definition of “Parent Related Parties”. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and all other applicable Laws relating to anti-corruption or anti-bribery.

“Antitrust Laws” means the Sherman Act of 1980, as amended, the Clayton Act of 1914, as amended, the HSR Act, as amended, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign Laws or judgments, Orders or decrees of any Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York or San Francisco, California.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Closing Period” means the earliest of any of the following: (a) thirty-five (35) days having elapsed after CFIUS advises the parties that it has accepted the CFIUS Declaration pursuant to § 800.405(a)(1); or (b) (i) CFIUS has issued a written determination that the transactions contemplated by this Agreement are not a “covered transaction” within the meaning of the DPA; (ii) CFIUS has issued a written determination to the Parties that it has completed its assessment, review, or investigation of the transactions contemplated by this Agreement and has concluded all action pursuant to the DPA and has determined that there are no unresolved national security concerns with respect to such transactions; (iii) CFIUS is not able to complete action with respect to the transactions contemplated by this Agreement on the basis of a CFIUS Declaration but has not requested that the Parties submit a CFIUS Notice; or (iv) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit such transactions or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days after the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“CFIUS Declaration” means a voluntary declaration with respect to the transactions contemplated by this Agreement submitted to CFIUS pursuant to 31 C.F.R. § 800.402.

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement submitted to CFIUS pursuant to 31 C.F.R. § 800.501.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet Date” means December 31, 2024.

“Company Equity Plans” means the Company’s 2014 Stock Option Plan, as amended, and the Company’s 2021 Equity Incentive Plan, as amended.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended.

“Company ESPP Purchase Rights” means rights to acquire Company Shares under the Company ESPP.

“Company Existing Loan Documents” means that certain Sixth Amended and Restated Loan and Security Agreement, dated August 31, 2021, by and between Comerica Bank and the Company, and all other loan documents related thereto and entered into with respect thereto, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development (each, an “Effect”) that (x) has individually or in the aggregate with all other Effects, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, other than, for the purposes of clause (x) only, any Effect arising out of or resulting from: (a) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (b) any national or international political or social conditions, including the engagement by the U.S. in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S. (including cyber terrorism), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., or any similar event, or geopolitical conflict, and military and/or governmental responses thereto, in each case, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (c) any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (d) any epidemic, disease outbreak or pandemic, public health emergency or widespread occurrence of infectious disease, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (e) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (f) changes in GAAP after the date hereof, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (g) changes in Laws, rules, regulations, Orders, or other binding directives issued after the date hereof by any Governmental Body, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (h) the taking of any action expressly required hereby or the other agreements contemplated hereby, including any action taken or refrained from being taken pursuant to the express terms of this Agreement; (i) the public announcement or the execution of this Agreement or the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that this clause (i) shall not apply to any representation or warranty of the Company in Section 2.5 or Section 2.6 or any condition to closing with respect thereto to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (j) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect unless otherwise excluded in this definition of “Company Material Adverse Effect”); (k) any change, in and of itself, in the market price or trading volume of the securities of the Company (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect unless otherwise excluded in this definition of “Company Material Adverse Effect”); (l) any litigation, claim or legal proceeding threatened or initiated against the Company or any of its Subsidiaries, Affiliates, officers or directors, in each case, arising out of or relating to this Agreement or the transactions contemplated by this Agreement; or (m) any breach, unauthorized access to or use of, acquisition, theft, destruction, compromise or other cybersecurity incident involving any trade secrets or Personal Data affecting the Company or its Subsidiaries, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Option” means each option to acquire Company Shares granted under a Company Equity Plan.

“Company Plan” means each Plan that the Company or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former Service Provider or with respect to which the Company or any of its Subsidiaries has or may have any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. maintained by a Governmental Body.

“Company RSU” means each restricted stock unit and performance stock unit granted under a Company Equity Plan, whether subject to time and/or performance-based vesting conditions.

“Company Stockholders” means all holders of Company Shares.

“Company Systems” means all Software, computer firmware and computer hardware, databases, websites, servers, networks, telecommunications systems and information technology equipment that are owned, leased or licensed by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement dated September 11, 2025, between Cvent, Inc. and the Company.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565, and all implementing regulations thereof.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Laws” means all Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative Orders and determinations that are binding upon the Company, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution, public or worker health or safety (to the extent relating to hazardous, toxic, dangerous or deleterious substances, materials or wastes), or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated or in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Financing Sources” means Blackstone Capital Partners VIII (Lux) SCSp, Blackstone Capital Partners VIII (Ontario) L.P. and Blackstone Capital Partners VIII L.P.

“Fraud” means common law fraud that is committed with actual knowledge of falsity and with intent to deceive or mislead another in the making of the representations and warranties in this Agreement.

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement, applied in a manner consistent with the Company’s past practice.

“Government Contract” means any (a) prime Contract, subcontract, task order or delivery order that is (i) between the Company or any of its Subsidiaries, on the one hand, and a Governmental Body, on the other hand, or (ii) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) to provide products or services in connection with a Contract between another entity and a Governmental Body.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court, arbitrator or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum, asbestos, per- or polyfluoroalkyl substances, any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant, or for which Liability may be imposed, under or pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, that if such Person has not assumed any such obligations referred to in this clause (f), then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Intellectual Property” means all intellectual property and industrial rights worldwide, including those arising from or in respect of the following: (a) all patents and applications therefor, including provisionals, continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (b) all trademarks, service marks, trade names, internet domain names, service names, brand names, trade dress rights, logos, slogans, and other indicia of source or origin, and all applications, registrations and renewals thereof, together with all goodwill associated with the use of and symbolized by any of the foregoing; (c) copyrights and registrations and applications therefor, works of authorship and mask work rights; (d) trade secrets and know-how, (e) Software and (f) data, data collections and databases.

“Intentional and Material Breach” means any material breach of this Agreement that is the consequence of any action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows will cause a material breach of this Agreement.

“Intervening Event” means any event, development or change in circumstances first occurring, arising or coming to the attention of the Company Board after the date of this Agreement to the extent that such event, development or change in circumstances (a) materially improves the business, assets, operations or prospects of the Company and its Subsidiaries, (b) was neither known by the Company Board or the Company’s management, nor reasonably foreseeable by the Company Board or the Company’s management, as of or prior to the date of this Agreement and (c) does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto; provided, however, that in no event shall the changes in the market price or trading volume of Company Shares or the fact that the Company fails to meet, meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event (it being understood, however, that the underlying causes of such change or fact shall not be excluded by this proviso).

“knowledge of Parent” or “Parent’s knowledge” means the actual knowledge of any of those individuals set forth on Section 1.1 of the Parent Disclosure Letter, in each case after reasonable inquiry.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of any of those individuals set forth on Section 1.1(a) of the Company Disclosure Letter, in each case after reasonable inquiry.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, Order, ordinance, Permit, rule, regulation, constitution, determination, ruling, judgment, injunction, decree guidance document or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, license, mortgage, security interest, pledge, encumbrance, deed of trust, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Minimum Cash Amount” means $107,000,000.

“Non-Scheduled Contracts” means the following Contracts: (a) non-disclosure agreements and under customary terms and intellectual property assignment agreements substantially in the form of the Employee Proprietary Information and Inventions Agreement, (b) data privacy policies, (c) website privacy policies, and (d) purchase orders, invoices, and similar confirmatory or administrative documents, schedules or addendums that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and do not contain any material terms of amendments beyond the main contractual relationship.

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is licensed, provided or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Order” means any order, writ, injunction, judgment, determination or decree.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, articles of association, bylaws or other charter or organizational documents of a company or other entity.

“Parent Related Parties” means the former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, direct or indirect general or limited partners, stockholders, equityholders, members, Affiliates, successors, beneficiaries, heirs and assignees of each of Parent and Merger Sub and any of the foregoing’s respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, direct or indirect general or limited partners, stockholders, equityholders, members, Affiliates, successors, beneficiaries, heirs and assignees.

“Per Share Price” an amount in cash equal to $8.10.

“Permit” means any approval, clearance, authorization, certificate, consent, license, Order or permits or other similar authorization of any Governmental Body or under any Law.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the consolidated financial statements of the Company in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Company Real Property, which are not violated by the current use and operation of the leased Company Real Property; (d) covenants, restrictions, easements and other similar matters of record affecting title to the leased Company Real Property, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (e) Liens arising under workers’ compensation, unemployment insurance and social security; (f) purchase money Liens and Liens securing rental payments under Capital Leases; and (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, or any Governmental Body.

“Personal Data” means any information that constitutes “personally identifiable information,” “personal data,” “personal information” or similar term as defined by applicable Privacy Requirements.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, agreement or payroll practice, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, retiree health or welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other plan, policy, program, arrangement, agreement or payroll practice providing compensation or benefits.

“Representatives” means any Affiliates, director, officer, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of a party.

“Sanctioned Country” means at any time, any country, region, or territory which is itself the subject or target of comprehensive Sanctions (currently, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list administered or enforced by an applicable government, including the U.S. government including the Office of Foreign Assets Control of the U.S. Department of the Treasury, U.S. Department of Commerce, or the U.S. Department of State, the United Nations, the European Union, any EU Member State, HM’s Treasury of the United Kingdom, or any other relevant sanctions authority; (ii) located, organized, or resident in a Sanctioned Country; or (iii) 50% or more owned by, controlled by (where relevant under applicable Sanctions) or acting on behalf of, any such Person or Persons described in the foregoing clauses (i) or (ii); or (iv) otherwise a subject or target of any Sanctions.

“Sanctions” means applicable economic or financial sanctions or trade embargoes, including those imposed, administered, or enforced from time to time by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, and the U.S. Department of State, the United Nations, the European Union, any EU Member State, HM’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Software” means, in any form or medium, any and all (a) computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, and (b) all information, documentation and manuals related to any of the foregoing.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to the Company, any bona fide written Acquisition Proposal with respect to the Company made by any Person or group of Persons (other than Parent Merger Sub or any of their Affiliates) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (b) fifty percent (50%) or more of the equity securities of the Company, in each case, on terms which a majority of the board of directors of the Company determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel and taking into account all relevant financial, legal, financing, regulatory and other aspects of such Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by Parent or Merger Sub in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable from a financial point of view to the Company and Company Stockholders (in their capacity as stockholders) as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by Parent or Merger Sub pursuant to Section 4.5.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body, including Section 203 of the DGCL.

“Tax” or “Taxes” means (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax, duty, charge, impost, fee or fine imposed by a Governmental Body, including any interest, penalty, or addition thereto and additional interest thereupon; and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group.

“Tax Returns” means any return, report, election, or information return (including schedules, attachments or any other related or supporting information) filed or required to be filed with any Governmental Body or other Tax authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any claims for refund of Taxes and any amendments to any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

EXHIBIT B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of December 29, 2025, by and among Cvent Atlanta, LLC, a Delaware limited liability company (“Parent”), and the stockholders of ON24, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Summit Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.0001 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and Company Stockholders, (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (the “Company Recommendation”) and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) a Company Adverse Recommendation Change pursuant to Section 4.5(b) of the Merger Agreement, (b) the Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VI thereof, (d) the written consent of the Stockholders, Parent and the Company, or (e) an Adverse Amendment.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, gift, assign, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition (whether by sale, liquidation, dissolution, dividend or distribution) or other transfer (by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may Transfer any such Covered Shares to (a) any other Stockholder or any Affiliate of any such Stockholder or (b) any beneficial owner of Stockholder, in each case only if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. Each Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger or any of the other transactions contemplated by the Merger Agreement (the “Transactions”). For the avoidance of doubt, the fact that any Covered Shares are held in a margin account or pledged pursuant to the terms thereof shall not be deemed a breach or violation of any representation, warranty or covenant contained herein.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and in connection with any action proposed to be taken by written consent of the Company Stockholders, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares owned as of the applicable record date and then entitled to vote (or direct the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares), or deliver (or cause to be delivered) a written consent with respect to all of such Stockholder’s Covered Shares:

(a) in favor of the adoption of the Merger Agreement and the Transactions,

(b) against the approval or adoption of any proposal made in opposition to, or in competition with, the Transactions;

(c) against any Acquisition Proposal or merger, consolidation, or business combination involving the Company or any of its Subsidiaries other than the Transactions;

(d) against any sale, lease, or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries;

(e) against any recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; or

(f) against any other action or series of actions that, individually or in the aggregate, could reasonably be expected to (i) result in a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement, (ii) result in any of the conditions to the consummation of the Merger set forth in Article V of the Merger Agreement not being fulfilled or satisfied in accordance with the terms thereof or (iii) otherwise prevent, materially delay, impair or materially and adversely affect the consummation of the Transactions in accordance with the terms of the Merger Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Body of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2 of this Agreement, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

3.4 Notwithstanding anything herein to the contrary in this Agreement, Section 3.1 or Section 3.2 of this Agreement shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted) any of its Covered Shares to amend, modify or waive any provision of the Merger Agreement without the consent of such Stockholder in a manner that reduces the amount or changes the form of the Merger Consideration payable or imposes any express material restrictions on or express additional material conditions on the payment of the Merger Consideration (each of the foregoing, an “Adverse Amendment”).

4. Prior Proxies. Each Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the Covered Shares.

5. Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board (or any member thereof) or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

6. Documentation and Information. Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), each Stockholder shall not, and shall direct its Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (such consent not to be unreasonably withheld). Each Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and each Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body. Each Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

7. No Solicitation.

7.1 No Solicitation or Negotiation. Each Stockholder shall not and shall not authorize or permit any of its Representatives to, directly or indirectly, (a) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to the Company; (b) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person or group of Persons (or any of their Affiliates or Representatives) that has made an Acquisition Proposal with respect to the Company, (c) approve, recommend or enter into, or propose to approve or recommend to enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 4.5 of the Merger Agreement), or (d) resolve, publicly propose or agree to do any of the foregoing. Each Stockholder shall, and shall instruct its Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates (other than Parent and/or its Affiliates), conducted heretofore by each Stockholder or its Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal. Within two (2) Business Days from the date of this Agreement, each Stockholder shall request the return or destruction of all confidential, non-public information provided by such Stockholder to third parties in connection with the consideration of any Acquisition Proposal.

7.2 Notice. The parties agree that, as promptly as practicable after receipt thereof (and in any event, within one (1) Business Day), each Stockholder shall advise Parent in writing of any request for information or any Acquisition Proposal with respect to the Company received from any Person or group of Persons, or any request for information, inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to the Company, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and each Stockholder shall promptly (and in any event, within one (1) Business Day) provide to Parent copies of any written materials received by such Stockholder in connection with any of the foregoing and the identity of the Person or group of Persons making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each Stockholder agrees that it shall simultaneously provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other Person or group of Persons in connection with any Acquisition Proposal which was not previously provided to Parent. Each Stockholder shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof).

8. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its, his or her capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of such Stockholder’s or its, his or her Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

9. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent that:

9.1 Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. To the extent such Stockholder is not an individual, such Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 10.2(b) of this Agreement, no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

9.2 Ownership of the Covered Shares. Except for pledges to prime brokers in the ordinary course of business that do not consist of voting rights and do not otherwise interfere with the Stockholder’s performance of its obligations hereunder, (a) such Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any liens, other than those created by this Agreement or arising under applicable securities laws, (b) such Stockholder has sole voting power over all of the Covered Shares beneficially owned by such Stockholder, and (c) such Stockholder has not entered into any agreement to Transfer any Covered Shares and no Person (other than the Stockholder and any Person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its, his or her obligations under this Agreement does not and will not: (i) violate any Laws applicable to such Stockholder, (ii) result in any breach of or constitute a default under any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject, other than those created by this Agreement, or (iii) to the extent such Stockholder is not an individual, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of such Stockholder to perform its, his or her obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

9.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to perform its, his or her obligations under this Agreement.

9.5 Reliance. Such Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed itself of such right and opportunity. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. Such Stockholder (individually and on behalf of its Affiliates (other than the Company and its Subsidiaries) and each of their respective Representatives) hereby agrees and acknowledges that, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby and by the Merger Agreement, such Stockholder, its Affiliates and each of their respective Representatives are relying solely on the representations and warranties of Parent set forth in Section 10 of this Agreement and are not relying on any other representation, warranty, statement or material.

9.6 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

10. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders that:

10.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 9.3(b) of this Agreement, no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, other than those created by this Agreement, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii) except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

10.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

11. Miscellaneous.

11.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

11.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

11.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11.5):

(i) if to the Stockholders, to:

[***]

[***]

[***]

Attention:	[***]

       [***]

       [***]

Email:	[***]

       [***]

       [***]

(ii) if to Parent, to:

Cvent Atlanta, LLC

c/o Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, Virginia 22102

Attention: Jeannette Koonce

Email:    [***]

  with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:   William J. Allen

Email:  [***]

(iii) if to Company, to:

ON24, Inc.

301 Howard Street, Suite 1100

San Francisco, CA 94105

Attention: General Counsel

Email:    [***]

  with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

3203 Hanover Street, Suite 100

Palo Alto, CA 94304-1123

Attention:  Eric H. Wang

      Andrew Ledbetter

Email:     [***]

       [***]

11.6 Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the Transactions. Notwithstanding the foregoing, Parent and the Company will submit to Stockholder all written press releases, public filings, public announcements, or other communications with any news media made by Parent or the Company that contain the Stockholder’s name in such Stockholder’s capacity as a stockholder of the Company at least two (2) Business Days (or as soon as reasonably practicable) before the public disclosure of such information unless not feasible pursuant to applicable Law, and will reasonably consider Stockholder’s input with respect to such disclosure concerning the Stockholder.

11.8 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further reasonable action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.10 Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

11.11 Construction.

(a) The words “this Agreement” “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intend All references in this Agreement to Exhibits, Annexes, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Annexes, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits, Annexes and Schedules to this Agreement are attached hereto.

(c) The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(f) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(g) The representations, warranties and covenants of the Stockholders hereunder are made severally, solely with respect to each Stockholder, and not on a joint and several basis among the Stockholders.

11.12 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as permitted by Section 2, neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto. Any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.14 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

11.15 Applicable Law; Jurisdiction. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.16 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.16 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.17 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of this Section 11 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CVENT ATLANTA, LLC

By:
Name: Rajeev K. Aggarwal
Title: President & Chief Executive Officer

[Signature Page to Voting and Support Agreement]

[***]

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

Schedule A

[***]

Exhibit C

Final Form

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ON24, INC.

FIRST. The name of the corporation is ON24, Inc. (the “Corporation”).

SECOND. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation, acting by majority vote, is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

SIXTH. Unless and except to the extent that the bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of such director’s fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law

EIGHTH. Except as otherwise agreed in writing between such director and the Corporation, or as provided below, to the fullest extent permitted by law, except as may be otherwise agreed in writing between such director and the Corporation, (a) no director of the Corporation (other than any director who is an executive officer of the Corporation) shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or

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similar activities or lines of business as the Corporation or any of its subsidiaries or (ii) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (i) or (ii), any such matters as may be Corporate Opportunities (as defined below); and (b) no director shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of any director of the Corporation (other than any director who is an executive officer of the Corporation) engaging in any such activity or entering into such transactions, including any Corporate Opportunities. “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such director shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any other director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director of the Corporation or any of its subsidiaries solely by reason of the fact that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or a department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries; provided that if an opportunity is expressly communicated to a director of the Corporation in his or her capacity as a director as an opportunity intended exclusively for the Corporation or its subsidiaries (hereinafter called an “Identified Corporate Opportunity”), such Identified Corporate Opportunity shall belong to the Corporation and its subsidiaries and, unless and until the Corporation notifies the stockholders that neither the Corporation nor any of its subsidiaries intend to pursue such Identified Corporate Opportunity, no director of the Corporation may pursue such Identified Corporate Opportunity. In addition to and notwithstanding the foregoing provisions of this Article EIGHTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

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NINTH. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

TENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[remainder of page intentionally left blank]

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